Exhibit 10.18

April 29, 2020

Managing Company A-Class Capital (Fiduciary Manager of Combined Closed-End Investment Fund PNK Development)

and

Internet Solutions Limited Liability Company

LONG-TERM LEASE AGREEMENT No. IR-14688/20

Warehouse building located on the land plot at the following address: Tolmachevsky Village Council Municipality, Novosibirsk District, Novosibirsk Region, the land plot is located in the central part of the cadastral block 54: 19: 034102

Moscow

This Long-term Lease Agreement was signed on April 29, 2020 in Moscow, Russian Federation, by and between:

(1)

Managing Company A-Class Capital (Fiduciary Manager of Combined Closed-End Investment Fund PNK Development), a legal entity founded and existing under the laws of the Russian Federation, registered with Interdistrict Inspectorate of the Federal Tax Service No. 46 for Moscow on December 9, 2010 under OGRN 1177746042836, INN 7703422263, KPP 770301001, having a license for management of investment funds, mutual investment funds and private pension funds No. 21-000-1-01006 dated June 9, 2017, issued by the Central Bank of the Russian Federation on June 9, 2017, located at 6 bldg 2, Floor 19, premise I, Office 7, Presnenskaya Naberezhnaya, Moscow, 123112, represented by Elena Vladimirovna Vyun, acting under Power of Attorney no. 77 AG 2751626 dated December 10, 2019, certified by a Notary Public of Moscow V.O. Baklanova, entered in the registry under No. 77/714-n/77-2019-1-3522 (hereinafter referred to as the “Lessor”), on the one part, and

(2)

Internet Solutions Limited Liability Company, a legal entity incorporated and existing in accordance with the laws of the Russian Federation, registered by Interdistrict Inspectorate No. 46 of the Federal Tax Service for Moscow on September 1, 2008 with the Primary State Registration Number (OGRN) 1027739244741, INN 7704217370, KPP 770301001, with its registered office located at: Office 6, Floor 41, Premises i, 10, Presnenskaya embankment, Moscow, 123112, represented by Alexander Alexandrovich Shulgin, General Director, acting under Articles of Association (hereinafter — the “Lessee”), on the other part, hereinafter collectively referred to as the “Parties”, and individually as a “Party”, as follows:

1.	GLOSSARY

Unless otherwise stipulated by the context, the capitalized terms used in the Agreement have the following meaning:

“Access Certificate” shall mean Access Certificate I or Access Certificate 2, or Access Certificate 3, or Access Certificate 4, or Access Certificate 5, or other Access Certificate (access is granted in at least five (5) stages in accordance with Appendix II hereto), signed by the Parties in relation to the respective zones of the Premises as per Clause 3 of the Agreement in the form of Appendix 6: 1 hereto;

“Acceptance Certificate for the Premises” shall mean a certificate of delivery and acceptance of the Premises signed by the Parties in relation to the Premises in the form contained in Appendix 6:2 hereto;

“Lease Payment” shall mean the sum of all payments specified in Clause 5.1 of the Agreement, payable hereunder;

“Certificate of Delineation of Operational Responsibility” shall mean a document that defines the boundaries of the operational responsibility of the Parties in relation to Facilities and is given in Appendix K) hereto;

“Leased Area of the Premises” shall mean the leased area of Premises measured in accordance with the BOMA Standard;

“Basic Lease Payment” shall mean the basic lease payment for the Premises, being a part of the Lease Payment and specified in Clause 5.1.1 of the Agreement;

“Bank Guarantee” shall mean an irrevocable bank guarantee in the amount specified in Clause 5.11 of this Agreement, which is a way to ensure the fulfillment of the Lessee’s obligations hereunder;

“BTI” (Bureau of Technical Inventory) shall mean a technical inventory and technical management authority;

“Starting Date of the Lease Period” shall mean the date no later than September 1, 2020, on which the Lessor transferred the Premises to the Lessee under the Premises Acceptance Certificate;

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“Agreement” shall mean this Agreement, including all the appendices and supplementary agreements hereto (if any);

“Lease Agreement” shall mean a long-term lease agreement to be executed by the Parties on the terms stipulated by the Preliminary Lease Agreement to be signed by the Parties on the terms and conditions established by the Option Agreement;

“Lease Agreement 1” shall mean a long-term lease agreement to be executed by the Parties on the terms stipulated by the Preliminary Lease Agreement 1 to be signed by the Parties on the terms and conditions established by the Option Agreement 1;

“Lessee’s Share in the Complex” shall mean the ratio of the area of the Premises (according to the measurements of the BTI) to the Total area of the Complex, as defined in Appendix 2 hereto;

“Supplementary Agreement” shall mean a supplementary agreement hereto, signed by the Parties in accordance with subclause 3.5.1 to the Agreement;

“General Contractor/Developer” shall mean “Project Development” Limited Liability Company, a legal entity established and operating in accordance with the legislation of the Russian Federation, registered by the Inspectorate of the Federal Tax Service for the Verkh-Isetsky District of Yekaterinburg under the Primary State Registration Number (OGRN) 1136685023419, INN 6685042560, KPP 668501001, with its registered office located at the address: office 3.17, 23, Tkachi Street, Yekaterinburg, Sverdlovsk Region, 620100, Russian Federation, which is a member of the SRO Soyuz “Uralskoe Obedinenie Stroiteley”; civil liability of the General Contractor/Developer in the amount of RUB five million (5,000,000) is insured by “… which is confirmed by Insurance Contract No. … of civil liability, which may occur in the event of damage due to defects in work that affect the safety of capital construction facilities;

“Land Plot” shall mean a land plot held on a right of lease by the owners of investment shares of the Combined Closed-End Investment Fund PNK Development with a total area of 31,805 sq. m under cadastral number: 54:19:034102:620 located at the address: Tolmachevsky Village Council Municipality, Novosibirsk District, Novosibirsk Region;

“Hazardous Goods Area” shall have the meaning specified in subclause 2.2.3 hereof;

“Utilities” shall mean any existing or future utilities (power supply, water supply, wastewater intake and sewerage, heat supply), to which a proper connection has been made, for which the respective power supply contracts have been executed and are in force (with a redundant autonomous power supply system) or licenses, approvals and other documents necessary for operation have been obtained (taking into account the autonomous water supply, wastewater and sewerage system, heat supply), as well as any auxiliary equipment attached to or supplementing them;

“Complex” shall mean the Logistic warehouse complex “PNK-Tolmachevo”, located at the address: Tolmachevsky Village Council Municipality, Novosibirsk District, Novosibirsk Region, near village Krasnomaysky, within the territory of which the Land Plot is located;

“Common Areas” shall mean premises, entrances, entrance lobbies, staircases, corridors, checkpoint buildings, any access roads connecting the Complex with public roads, any other roads, paths, areas in front of buildings, technical areas, parking slots, landscape zones and any other areas of the Complex and the Land plot designated for general use by the owners and/or lessees of the Complex premises;

“VAT” means the value added tax stipulated by the laws of the Russian Federation;

“Security Payment” shall mean a security payment in the amount specified in Clause 5.11 hereof, which is a way to ensure the fulfillment of the Lessee’s obligations hereunder;

“Force Majeure Events” means extraordinary, unforeseen and unavoidable circumstances under the given conditions, as defined in Clause 3, Article 401 of the Civil Code of the Russian Federation, by which the Parties shall, inter alia, mean extraordinary events or circumstances which the Party could neither foresee nor prevent by reasonable means, including, inter alia, natural disasters, war, revolution,

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rebellion, civil unrest, exercise by the State of the preemptive rights of acquisition in case of the nationwide emergency, nuclear explosion, radioactive or chemical contamination, as well as other circumstances being beyond reasonable control of the Parties and making it impossible to perform their obligations hereunder, provided that violation of obligations by the counterparties of the relevant Party, lack of funds and such financial circumstances as currency exchange rate fluctuations or market value declines, shall not be deemed Force Majeure Events;

“Total Area of the Complex” shall mean the area of the buildings and structures (as measured by the BTI) of which the Complex consists, as determined and indicated in Appendix 2 hereto;

“Total Area of the Warehouse Building” shall mean the area of the Warehouse Building (as measured by the BTI) determined and indicated in Appendix 2 hereto;

“Operational Maintenance” shall mean the services of the Management Company in terms of maintenance and servicing of the Complex, the Warehouse Building and the Land Plot specified in Appendix 4 hereto, as well as services for the provision of the Premises with water supply, sewerage (waste water intake and sewerage);

“Operating Expenses” shall mean the Operational Maintenance fee being a part of the Lease Payment determined according to Clause 5.1.3 of the Agreement;

“Option Agreement” shall mean an agreement signed by the Parties simultaneously with this Agreement on the granting of an option to execute a Preliminary Lease Agreement in relation to the Premises in the Complex that will be built and will closely adjoin the leased object under this Agreement;

“Option Agreement 1” shall mean an agreement signed by the Parties simultaneously with this Agreement on the granting of an option to execute a Preliminary Lease Agreement 1 in relation to the Premises in the Complex that will be built and will closely adjoin the leased object under the Lease Agreement;

“Office Premises” shall have the meaning specified in subclause 2.2.2 of the Lease Agreement;

“Parking” shall mean a surface parking lot, the plan of which with the location of parking slots is indicated on the plan of the Complex and Parking, which is Appendix 1: 1 hereto, where parking slots may be used by the Lessee in accordance with the terms hereof;

“Variable Part of the Lease Payment” shall mean payments for power and heat consumed by the Lessee in the Premises, which are an integral part of the Lease Payment and calculated as per Appendix 7 hereto, as well as the Lessee’s share in the cost of the above-mentioned utilities consumed in the Common Areas of the Warehouse Buildings, the Complex and auxiliary facilities and infrastructure of the Complex;

“Parking Fee” shall mean the payment for the use of Parking Slots and for the issuance of Parking Permits to the Lessee, which is an integral part of the Lease Payment, as determined in accordance with subclause 5.1.5 hereof;

“Full Replacement Cost” shall be used solely for insurance purposes and shall mean costs (including costs of reinforcement, demolition and clearance of the site, payment for the services of architects, appraisers, other specialists, as well as VAT due) that may arise as a result of the reconstruction or restoration of the Warehouse Building in accordance with the requirements of this Agreement, at the time when the need for such restructuring or restoration may arise, taking into account other factors, including the expected or possible increase in the cost of construction at any time until the moment when the Warehouse Building is completely rebuilt or restored;

“Premises” shall collectively mean all premises of the Warehouse Building (Warehouse Premises, Office Premises, Hazardous Goods Area and Technical Premises);

“Complex Use Rules” shall mean reasonable rules and regulations for the use of the Warehouse Building, the Complex and the Land Plot, established for all lessees in the Complex, and which may be changed by the Lessor and/or the Management Company during the Lease Period without deteriorating

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the Lessee’s position regarding conditions in effect on the date of signing this Agreement, subject to written notification of the Lessee, with the new version of the Complex Rules attached, within ten (10) calendar days from the date of approval of the new version of the Complex Rules by the Lessor. At the same time: the current version of the Complex Rules as of the date of signing this Agreement is Appendix 9 hereto;

“Preliminary Lease Agreement” shall mean a preliminary lease agreement for non-residential premises to be executed by the Parties on the terms and in the form given in Appendix 1 to the Option Agreement;

“Preliminary Lease Agreement 1” shall mean a preliminary lease agreement for non-residential premises to be executed by the Parties on the terms and in the form of Option Agreement 1;

“Lessee’s Works” shall mean (a) installation of the Lessee’s Equipment in the Premises and/or (b) any works related to finishing, improvement, additions or repair in the Premises which may be carried out by the Lessee from the date of first Access Certificate throughout the Lease Period;

“Permitted Use” shall mean the permitted use of the Premises in accordance with Clause 7.1 of the Agreement;

“Parking Permits” shall mean the parking permits issued to the Lessee by the Lessor or the Management Company during the entire Lease Period. Having received a Parking Permit without unreasonable delays, the Lessee may simultaneously and at any time place at the Parking lot maximum one hundred and fifty (150) cars and maximum fifty-four (54) trucks and buses (vehicles arriving for unloading and loading, but not placed in the Parking are not taken into account);

“Warehouse Building” shall mean, as of the date of the Agreement, a building with cadastral number 54:19:034102:584; purpose: non-residential building located on the Land Plot, with a total area of 13 830.3 sq. m (based on BTI calculations ), 14 003.2 sq. m (based on BOMA calculations). The Warehouse Building is in the joint share ownership of the owners of investment shares of the Combined Closed-End Investment Fund PNK Development;

“Warehouse Premises” shall have the meaning specified in subclause 2.2.1 of the Agreement;

“Lease Period” shall mean the lease period specified in Clause 4.1 hereof;

“BOMA Standard” shall mean the American National Standard for Area Measurement BOMA/81OK 2012;

“Certificates of Insurance” shall mean certificates of insurance obtained by the Lessor or the Lessee in the performance of obligations of the Lessor and the Lessee stipulated by Appendix 3 (“Insurance”); “Certificate of Insurance” shall mean one of them;

“Insured Risks” means the risks insured as a part of property insurance within the limits in which insurance against the specified risks are usually provided by reputable insurance companies and other risks (subject to exceptions, franchises and limitations set by the insurers);

“Technical Premises” shall have the meaning specified in subclause 2.2.4 hereof;

“Management Company” shall mean a company engaged by the Lessor to manage and operate the Complex, the Warehouse Building and/or the Premises.

If this Clause 1 of the Agreement does not contain definition of any capitalized term, this term shall have the meaning assigned to it hereinafter.

2.	SUBJECT MATTER OF THE AGREEMENT

2.1.

Under the Agreement, the Lessor, after ensuring the reconstruction of the Warehouse Building (through the involvement of the General Contractor/Developer), shall lease to the Lessee, and the Lessee shall accept from the Lessor all the premises of the Warehouse Building (hereinafter - the “Premises”).

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2.2.

Not later than September 1, 2020 (subject to the special conditions provided for in Clause 3.5 hereof), the Lessor shall ensure the reconstruction of the Warehouse Building on the Land Plot by third parties, so that after the reconstruction of the Warehouse Building and its cadastral registration, the Premises will include the following premises of the Warehouse Building:

2.2.1.

Warehouse Premises – warehouse premises located in the Warehouse Building, with a total approximate area of 12 233 sq. m according to the BTI calculations and 12 379.8 sq. m according to the BOMA Standard calculations; and

2.2.2.

Office Premises – administrative and amenity premises located in the Warehouse Building, with a total approximate area of 3 201.75 sq. m according to the BTI calculations and 3 081.75 sq. m according to the BOMA Standard calculations; and

2.2.3.

Hazardous Goods Area – premises for storage of hazardous goods located in the Warehouse Building, with a total approximate area of 1 352.75 sq. m according to the BTI calculations and 1 361.28 sq. m according to the BOMA Standard calculations;

2.2.4.

Technical Premises – technical premises located in the Warehouse Building with a total approximate area of 296.8 sq. m (of which a ramp 250.0 sq.m) according to the BTI calculations and 296.8 sq. m (of which a ramp 250.0 sq. m) according to the BOMA Standard calculations;

2.3.

The Premises areas specified in Clause 2.2 of the Agreement are indicated tentatively and will be clarified as of the date of signing the Supplementary Agreement based on the results of cadastral registration of the Premises, while the area of the leased Premises according to the BOMA Standard may not differ by more than two percent (2%) from the area of the leased Premises according to the BOMA Standard specified in subclause 2.2 of the Agreement. Location, plan, technical parameters, requirements for Utilities and description of the Premises, other requirements shall be agreed by the Parties in Appendices 1:0, 1:2 and 1:3 hereto.

Premises that are part of the Warehouse Building are not subject to cadastral registration as separate real estate objects.

The Parties confirm that the data specified in Clause 2.2 hereof make it possible to specifically identify (customize) the property to be leased to the Lessee under the Agreement.

2.4.

The Parties have agreed that Leased Area of the Premises shall be used for the purposes of calculating the Basic Lease Payment, Operating Expenses and the Variable Part of the Lease Payment. As of the date of the Agreement, the Leased Area of the Premises as part of the Warehouse Building (as determined on the date of the Agreement) is 14,003.2 sq. m, as specified in more detail in Appendix 2 hereto. The total leased area of the Premises shall be recorded by the Parties in the Supplementary Agreement.

3.	GRANTING ACCESS. LESSOR’S WORKS. TRANSFER OF THE PREMISES

3.1.

The Lessor undertakes to ensure the construction readiness of the Premises, their compliance with the requirements set forth in Appendix 11 hereto in stages, namely, at least in five (5) stages. In order to prepare the Premises for lease and Lessee’s Works, grant the Lessee access to the following areas of the Premises, as they are displayed in Appendix 14 hereto, within the following terms:

3.1.1.	Area No. 1 — on or prior to June 1, 2020 (according to Access Certificate 1);

3.1.2.	Area No. 2 — on or prior to June 15, 2020 (according to Access Certificate 2);

3.1.3.	Area No. 3 — on or prior to July 1, 2020 (according to Access Certificate 3);

3.1.4.	Area No. 4.1 — on or prior to August 1, 2020 (according to Access Certificate 4);

3.1.5.	Area No. 4.2 — on or prior to August 15, 2020 (according to Access Certificate 5);

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Access under Access Certificate 1 shall be granted to the Lessee only in case the Lessee provides the Bank Guarantee on the terms and conditions stipulated in Clause 5.11 hereof or the Security Payment on the terms and conditions specified in Clause 5.11 hereof.

The Parties may also agree on the signing by the Parties of additional Access Certificates to the respective zone of the Premises depending on its completion status.

3.2.

Access to each area of the Premises indicated in Clause 3.1 hereof shall be granted under the appropriate Access Certificate, as indicated in Clause 3.1 hereof, signed by the Parties in the form given in Appendix 6:1 hereto.

In case the Lessee does not sign any of the Access Certificates and does not state a reasoned refusal to sign such an Access Certificate within five (5) business days from the date of receipt of such an Access Certificate by the Lessee, then the said Access Certificate, including for the purposes of Clause 3.6 hereof, shall be deemed to be duly signed. In this case, the Access Certificate for such a zone signed by the Lessor shall be the document confirming the provision of access to the relevant area of the Premises.

3.3.

The Lessee may carry out in the manner prescribed hereby the Lessee’s Works in the relevant area of the Premises from the date of the signing by the Parties of the Access Certificate in relation to such area of the Premises and during the entire Lease Period, while the Lessee shall be held liable for the safety of the Premises and shall:

3.3.1.

comply with the applicable laws of the Russian Federation, mandatory requirements of all authorities/agencies and the Lessor regarding the Premises and/or use thereof, and shall observe and ensure compliance with the fire safety rules;

3.3.2.

prior to the work commencement in the Premises, the Lessee shall submit to the Lessor for consideration and agree upon with the Lessor technical specification of the Lessee’s Work, including, inter alia, the work plan and schedule; indication of the removable or permanent nature of the improvements made; the Lessee shall also provide other documents reasonably requested by the Lessor and the information regarding the Lessee’s planned Works;

3.3.3.

when performing any Lessee Works, to agree such works with the Lessor in advance, the approval may not be unreasonably refused, the term for granting consent may not exceed five (5) business days from the date of the request;

3.3.4.

ensure the priority of the reconstruction works provided by the Lessor (in case of a simultaneous need for the works, the works performed by the Lessor’s contractors have the priority, while the suspension or postponement of the Lessee’s Works may not exceed ten (10) business days in total during the access period in relation to each of the areas of the Premises to which access was granted and may not exceed thirty (30) business days in total during the entire period of access in relation to all areas of the Premises (cumulatively);

3.3.5.

eliminate or compensate the Lessor for damage caused to the Premises and/or other property of the Lessor by actions/omissions of the Lessee and/or by the Lessee-engaged persons (contractors and other persons admitted by the Lessee to the Premises);

3.3.6.	use parking slots in the Parking in the amount not exceeding (simultaneously) the specified in subclause 5.1.5 hereof.

3.4.

From the date of signing by the Parties of the first of the Access Certificates specified in Clause 3.1 hereof, and until the Starting Date of the Lease Period, the Lessee shall pay/compensate the Lessor the following expenses for the Premises:

3.4.1.

Operating Expenses to be paid by the Lessee to the Lessor in the amount determined as per subclause 5.1.3 hereof on a monthly basis not later than the first business day of the month, for which the payment is effected;

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3.4.2.	Expenses equal to the Variable Part of the Lease Payment, which is to be compensated as follows:

3.4.2.1.

The Variable part of the Lease Payment for the reporting (calendar) month shall be paid in advance not later than the tenth (10th) day of the reporting month in an amount equivalent to eighty percent (80%) of the amount of the Variable Part of the Lease Payment, calculated based on the readings of utilities and power meters for the month before the last one in relation to the month for which the calculation is made (for example, when paying for the month of May, data on payment for the month of March are used). The estimated value specified in subclause 3.4.2.2 hereof is not applied.

The Variable Part of the Lease Payment for the reporting month shall be calculated based on the meters readings, which the Parties use to record the amount of utilities consumed by the Lessee, and the payment per unit of utilities. The payment for a unit of electrical power used to calculate the Variable Part of the Lease Payment may not exceed the amount of payment for a unit of electrical power charged by the organization that centrally supplies consumers with electrical power in the region (constituent entity of the Russian Federation) where the leased property is located, regardless of whether the leased property is supplied with electrical power according to a centralized or autonomous scheme, including standby power supply.

The payment per unit of heat energy used to calculate the Variable Part of the Lease Payment in relation to heat supply shall be determined on the basis of an unregulated tariff set by the General Contractor/Developer (with due regard to Parts 2.1 and 2.2 of Article 8 of Federal Law No. 190-FZ “On Heat Supply”, as well as paragraph 5 (5) of the Principles of Pricing in the Sphere of Gas Supply, approved by Resolution of the Government of the Russian Federation No. 1075 dated 22.10.2012) provided that the payment for a unit of heat energy may not exceed the amount of payment for a unit of heat energy charged by an organization that centrally supplies consumers with heat energy in the region (constituent entity of the Russian Federation) where the leased property is located by more than twenty percent (20%) in the appropriate period of time.

The meter readings shall be taken by the Lessor on the 1st day of each month of access, starting from the access commencement. The Lessee shall have the right to be present during taking the meter readings, and raise objections. During the Access Period the meter readings shall be reduced by the calculated amount of resources and power consumed by persons engaged by the Lessor to perform the Lessor’s Works. The Parties agreed that the amount of resources and power consumed by the persons engaged by the Lessor to perform the Lessor’s Works, unless proved otherwise, accounts for fifty percent (50%) of the total consumption of resources and power at the Premises during the access period.

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3.4.2.2.

For the first month of Access the Variable Part of the Lease Payment shall be paid by the Lessee to the Lessor not later than five (5) business days from the date of Access. During the first two (2) months from the access date, the estimated value of RUB twenty (20) per one (1) sq. m of the Leased Area of the Premises, excluding VAT (based on which 80% of the advance payment of the Variable Part of the Lease Payment is calculated) is used in calculation of the advance payment instead of the data specified in subclause 3.4.2.1.

3.4.2.3.

The remaining amount of the Variable Part of the Lease Payment for the reporting month shall be paid at the end of the reporting month within five (5) business days from the date of receipt of the respective invoice from the Lessor. In this case, the bill and invoice for the reporting month for the entire amount of the Variable Part of the Lease Payment for the reporting month shall be issued based on the data for the reporting month. If necessary, the Parties conduct a reconciliation of mutual settlements once a month.

3.5.

The building, of which the Premises are a part, shall be commissioned on the Starting Date of the Lease Period. The Parties undertake, with due account of Clauses 3.6 and 3.7 hereof, to sign the following:

3.5.1.	Supplementary Agreement to this Lease Agreement in the form approved by the Parties in Appendix 6:3 hereto (earlier and hereinafter the “Supplementary Agreement”) specifying:

3.5.1.1.	the Subject Matter and the area of the Premises (according to measurements of the BTI and BOMA);

3.5.1.2.	Appendix 2 to the Agreement;

3.5.1.3.	The amount of the Bank Guarantee/Security Payment.

3.5.2.	The Acceptance Certificate for the Premises in the form which is Appendix 6:2 hereto.

3.6.

For the avoidance of doubt, the Parties understand and confirm that the Lessee shall accept the Premises for Lease within the period agreed upon hereby only in case the Lessee has gained access to the Premises in accordance with Clauses 3.1 and 3.2 hereof, and with due regard to subclause 3.3.4 hereof.

3.7.

The Parties agreed that the Lessee may not refuse to sign the Acceptance Certificate for the Premises in the presence of defects in the Premises that do not interfere with the use of the Premises in accordance with their purpose and/or are not specified in Clause 1 of Appendix 12 hereto. For the avoidance of doubt, in the presence of deficiencies specified in Clause 2 of Appendix 12 hereto, the Lessee may not refuse to sign the Acceptance Certificate, and in this case, subclause 5.1.2 hereof shall apply. In this case, the existing defects and the deadline for their elimination shall be recorded in the Appendix to the Acceptance Certificate for the Premises. The deadline for eliminating defects shall not exceed sixty (60) calendar days from the date of the Acceptance Certificate for the Premises. For the avoidance of doubt, the Lessee may refuse to sign the Acceptance Certificate for the Premises in the presence of defects in the Premises that prevent the use of the Premises in accordance with their purpose and/or specified in clause 1 of Appendix 12 hereto.

3.8.

In case of obtaining permission to commission the building where the Premises are located, prior to the Starting Date of the Lease Period, the Lessor may offer the Lessee to sign the Acceptance Certificate for the Premises ahead of schedule, before the Starting Date of the Lease Period. The Lessee may accept the Lessor’s offer and sign the Acceptance Certificate

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for the Premises ahead of schedule, but is under no obligation to sign the Acceptance Certificate for the Premises ahead of schedule, that is, before the Starting Date of the Lease Period. On the Starting Date of the Lease Period, in case the Lessee does not present a reasoned refusal to sign the Acceptance Certificate for the Premises, the Acceptance Certificate for the Premises shall be signed by the Lessor unilaterally, and such Acceptance Certificate for the Premises shall be deemed duly signed by the Parties.

3.9.

The Lessor shall deliver to the Lessee a notice of readiness to hand over the Premises to the Lessee under the Acceptance Certificate for the Premises five (5) business days before the Starting Date of the Lease Period. In the event of an ungrounded refusal/evasion by the Lessee on the Starting Date of the Lease Period from signing the Acceptance Certificate for the Premises and/or the Supplementary Agreement on the Starting Date of the Lease Period, that is without the Lessee submitting a reasoned refusal issued in writing, the Lessor may recover from the Lessee a forfeit in an amount equivalent to the amount of the daily Lease Payment (Basic Lease Payment, Operating expenses and Parking Fee) for the Premises, for each day of delay, starting from the third (3rd) day of the violation and until the date of elimination of the violation, in case the Lessor has not signed the Acceptance Certificate for the Premises unilaterally under Clause 3.8 hereof, the Lease Payment has not been charged.

For the avoidance of doubt: concurrent

•	accrual, collection of a forfeit under Clause 3.9 hereof and

•	accrual, collection or receipt of Lease Payment under the Acceptance Certificate signed unilaterally by the Lessor is prohibited.

4.	LEASE PERIOD

4.1.	The Lease Period under this Agreement shall be seven (7) years from the date of signing of the Premises Acceptance Certificate by the Parties (hereinafter “Lease Period”).

4.2.

The Lessee shall have the preemptive right under this Agreement to execute a lease agreement on the previous terms for a new period provided for in paragraph 1 of Article 621 of the Civil Code of the Russian Federation, subject to the execution of a Lease Agreement provided for by the Option Agreement by the Lessee and the Lessor.

4.3.

Without prejudice to the provisions of Clause 4.2 hereof, in the event of an intention to execute a lease agreement for a new period and on terms to be agreed, the Lessee shall notify the Lessor of such intention not later than one (1) year before the end of the Lease Period. Shall the Lessee provide such notice, the Lessee and the Lessor will, in good faith, negotiate to agree on the terms of the lease for a new period and to execute a new lease agreement. At the same time, a new lease agreement shall be executed (upon reaching the agreement of the Parties) not later than nine (9) months before the end of the Lease Period hereunder.

4.4.	Except for the case of entering into a lease agreement for a new period in accordance with Clause 4.2 or Clause 4.3 hereof, the Lessee may not use the Premises after the Lease Period has expired.

4.5.	This Agreement is subject to the state registration pursuant to the applicable laws of the Russian Federation in the manner prescribed by law and shall be deemed effective upon its state registration.

At the same time, in accordance with the conditions of paragraph 2 of Article 425 of the Civil Code of the Russian Federation, the Parties have established that the Agreement shall cover the Parties’ relations having arisen on the date of signing the Agreement.

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4.6.	Notwithstanding the above the Parties agree that:

4.6.1.

in the event that the Parties execute a Lease Agreement, the Parties shall execute a Supplementary Agreement hereto simultaneously with the Lease Agreement, extending the Lease Term under the Agreement in such a way that the expiry date of the Agreement and the expiry date of the Lease Agreement shall be the same and at the same time equal to the longest of such lease periods;

4.6.2.

in the event that the Parties execute a Lease Agreement, the Parties shall execute a Supplementary Agreement hereto simultaneously with Lease Agreement 1, extending the Lease Term under the Agreement in such a way that the expiry date of the Agreement and the expiry date of Lease Agreement 1 shall be the same and at the same time equal to the longest of such lease periods.

5.	LEASE AND OTHER PASYMENTS. SECURING THE LESSEE’S OBLIGATIONS

5.1.	For the use of the Premises and for the use of the Parking Lot, the Lessee shall pay the Lease Payment to the Lessor during the entire Lease Period. The Lease Payment shall include:

5.1.1.	Basic Lease Payment calculated as follows (excluding VAT):

5.1.1.1.	RUB four thousand six hundred and eighty (4,680) per year for one square meter of Warehouse Premises (excluding VAT);

5.1.1.2.	RUB seven thousand five hundred (7,500) per year for one square meter of Office Premises (excluding VAT);

5.1.1.3.	RUB six thousand five hundred (6,500) per year for one square meter of Hazardous Goods Area (excluding VAT);

5.1.1.4.	RUB three thousand six hundred (3,600) per year for one square meter of Technical Premises (excluding VAT);

5.1.2.

The Parties agree that in case, on the date of signing the Acceptance Certificate for the Premises, at least one of the defects specified in Clause 2 of Appendix 12 hereto is recorded in relation to the Office Premises, then such defect (s) shall be indicated in the Acceptance Certificate for the Premises and at the same time the Lease Payment for one (1) sq. m of the Office Premises per year (excluding VAT) shall be RUB three thousand seven hundred and fifty (3,750) per year for one (1) sq. m of the Office Premises (excluding VAT) until to the date of elimination of such defects by the Lessor.

5.1.3.

Operating Expenses shall be at the rate of RUB one thousand and fifty (1,050) per year for one (1) sq. m of Premises (excluding VAT). In the event of a change in the legislation on taxes and fees, a change in the tax burden in terms of the payment of land tax and property tax related to the ownership of the Warehouse Building and/or the Land Plot, Lessor’s lease payment (if the Lessor holds the Land Plot on lease), the rate of Operating Expenses for one (1) sq. m shall be subject to change by the amount of the respective change in the tax burden/lease payment for the Landlord multiplied by the Lessee’s Share in the Complex or the Lessee’s share in the Warehouse Building (as applicable);

5.1.4.

The Variable Part of the Lease Payment (utility bills) in the amount of payments for power and heat consumed by the Lessee in the Premises, in accordance with subclause 5.3.2 hereof, as well as the Lessee’s share in the cost of the above utilities consumed in the Common Areas of the Complex and auxiliary facilities and infrastructure of the Complex, calculated in accordance with Appendix 7;

5.1.5.	Parking Fees (access to Parking Slots) in the amount of RUB seven hundred eighty thousand (780,000) per month (excluding VAT), based on:

5.1.5.1.	RUB seven thousand five hundred (7,500) per month (excluding VAT) per one (1) Parking Slot for a truck, and

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5.1.5.2.	RUB seven thousand five hundred (7,500) per month (excluding VAT) per one (1) Parking Slot for a bus, and

5.1.5.3.	RUB two thousand five hundred (2,500) per month (excluding VAT) per one (1) Parking Slot for a passenger vehicle.

At the same time, the Lessee shall have access to one hundred fifty (150) Parking Slots for parking passenger vehicles, forty-six (46) Parking Slots for parking trucks and eight (8) Parking Slots for parking buses.

5.2.

The Parties specifically agreed that annually, starting from the expiry date of one year from the date of signing the Acceptance Certificate for the Premises by the Parties and further on the same date of each subsequent year during the Lease Period, the Basic Lease Payment, the Operating Expenses and the Parking Fees shall increase by four percent (4%). The Lessor shall notify the Lessee of an increase in the Basic Lease Payment, the Operating Expenses and the Parking Fee including the calculation of the new Basic Lease Payment, Operating Expenses and Parking fees not later than thirty (30) calendar days before the date the first payment in the increased amount.

5.3.

From the date of the Acceptance Certificate for the Premises and during the entire Lease Period, the Lessee shall pay to the Lessor the Lease Payment in respect of the Premises in the following manner:

5.3.1.	The Basic Lease Payment, Operating Expenses and the Parking Fee shall be paid in equal monthly payments on or before the fifteenth (15th) day of the month following the month to be paid;

5.3.2.

The Variable part of the Lease Payment for the reporting (calendar) month shall be paid in advance not later than the tenth (10th) day of the reporting month in an amount equivalent to eighty percent (80%) of the amount of the Variable Part of the Lease Payment, calculated based on the readings of utilities and power meters for the month before the last one in relation to the month of the Lease Period for which the calculation is made (for example, when paying for the month of May, data on payment for the month of March are used).

The Variable Part of the Lease Payment for the reporting month shall be calculated based on the meters readings, which the Parties use to record the amount of utilities consumed by the Lessee, and the payment per unit of utilities. The payment for a unit of electrical power may not exceed the amount of payment for a unit of electrical power charged by the organization that centrally supplies consumers with electrical power in the region (constituent entity of the Russian Federation) where the leased property is located, regardless of whether the leased property is supplied with electrical power according to a centralized or autonomous scheme, including standby power supply.

The payment per unit of heat energy used to calculate the Variable Part of the Lease Payment in relation to heat supply shall be determined on the basis of an unregulated tariff set by the General Contractor/Developer (with due regard to Parts 2.1 and 2.2 of Article 8 of Federal Law No. 190-FZ “On Heat Supply”, as well as paragraph 5 (5) of the Principles of Pricing in the Sphere of Heat Supply, approved by Resolution of the Government of the Russian Federation No. 1075 dated 22.10.2012) provided that the payment for a unit of heat energy may not exceed the amount of payment for a unit of heat energy charged by an organization that centrally supplies consumers with heat energy in the region (constituent entity of the Russian Federation) where the leased property is located by more than twenty percent (20%) in the appropriate period of time.

The meter readings shall be taken by the Lessor on the 1st day of each month of the Lease Period, beginning from Starting Date of the Lease Period. The Lessee may be present during taking the meter readings, and raise objections.

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For the first month of the Lease Period the Variable Part of the Lease Payment shall be paid by the Lessee to the Lessor not later than five (5) business days from the Starting Date of the Lease Period. For the first two months of the Lease Period, the data for the month preceding the last month of access shall be used to calculate the advance instead of the data indicated above (the estimated value specified in subclause 3.4.2.2 hereof shall not apply).

The remaining amount of the Variable Part of the Lease Payment for the reporting month shall be paid at the end of the reporting month within five (5) business days from the date of receipt of the respective invoice from the Lessor. In this case, the bill and invoice for the reporting month for the entire amount of the Variable Part of the Lease Payment for the reporting month shall be issued based on the data for the reporting month. If necessary, the Parties conduct a reconciliation of mutual settlements once a month.

At the same time:

The Basic Lease Payment, the Operating Expenses and the Parking Fee for incomplete calendar month of the Lease Period shall be calculated in proportion to the number of calendar days falling on the Lease Period in such calendar month.

5.4.

The Lessor shall invoice the Lessee for payment of the Basic Lease Payment, the Parking Fees, the Variable Lease Payment, the Operating Expenses, and any other payments, within three (3) business days before the payment date.    Invoices shall be sent to the postal and email address of the Lessee specified in Clause 13.2 hereof. The invoices not issued by the Lessor for the payment of the Basic Lease Payment, the Operating expenses, the Parking Fees shall not constitute grounds for the Lessee’s failure to make the said payments within the period specified herein.

5.5.	Payments hereunder shall be made in rubles.

5.6.

Unless otherwise specified in the Lessor’s invoice, the Lessee shall make payments hereunder by wire transfer to the bank account specified by the Lessor herein, and the Lessor may change such bank account during the Lease Period by giving the Lessee a notice within ten (10) business days prior to the next payment date.

5.7.

All payment amounts that are payable by the Lessee to the Lessor hereunder are specified in this Agreement excluding VAT, unless otherwise expressly provided hereby. If in accordance with the laws of the Russian Federation, the payment amounts are subject to VAT, the VAT amount (calculated at the then applicable rate) will be specified in the respective invoice of the Lessor and shall be paid by the Lessee according to the same procedure as the payment amounts.

5.8.

In case the Lessee makes any payment under this Agreement which is subject to VAT, the Lessee shall pay the respective VAT amount to the Lessor. In case the Lessee reimburses the Lessor for the expenses incurred by the Lessor, it shall also compensate the Lessor for the amount of VAT related to the said expenses, while the Lessor within ten (10) business days after the end of the VAT tax period shall return to the Lessee the amount of VAT paid by the Lessee as part of the reimbursement of the expenses of the Lessor after the Lessor accepts the respective amount of VAT for deduction based on the results of the tax period (quarter). In case the Lessee makes any payment subject to VAT under this Agreement, the Lessor is obliged to issue an invoice to the Lessee within the time period provided by law; in case of improper performance of this obligation by the Lessor, it shall compensate the Lessee for the losses arisen from the impossibility to accept the VAT to deduction due to lack of properly and timely issued invoice in the amount of VAT, which was to be indicated in the respective invoice.

5.9.	Any payment hereunder shall be deemed to be made by one Party and actually received by the other Party from the moment the funds are credited to the correspondent account of the payee’s bank.

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5.10.

The Lessor may charge a penalty for each day of delay in payment of any component of the Lease Payment, any other payment to be made by the Lessee, provision of a Bank Guarantee or a Security Payment in the amount of: one tenth of a percent (0.1%) during the first ten (10) days of delay; in the amount of two tenths of a percent (0.2%) starting from the 11th day of delay in payment; three tenths of a percent (0.3%) starting from the 21st day of the delay in payment until the date of the elimination of the violation due to delay. The Lessee shall pay to the Lessor the specified penalty within five (5) business days upon receipt of the respective request from the Lessor. The penalty shall be accrued on the amount of any payment, except for the amounts of penalties itself hereunder payable by the Lessee hereunder but not paid by the Lessee in due course. The Parties specifically stipulated that the penalty for penalty (complex interest) hereunder is not allowed. The Parties agree that in the event of early termination of the Agreement/termination of the Agreement from the date of early termination of the Agreement/termination of the Agreement, the forfeit specified in this Clause 5.10 hereof shall no longer be accrued, but interest shall be accrued in accordance with Article 395 of the Civil Code of the Russian Federation.

5.11.

Within thirty (30) calendar days from the date of signing this Agreement, the Lessee shall provide the Lessor, at his option, with either a Bank Guarantee or a Security Payment that meets the requirements for a Bank Guarantee or a Security Payment specified in Appendix 8 hereto and ensuring the fulfillment of the Lessee’s obligations hereunder, in an amount equal to the Basic Lease Payment, Operating Expenses and Parking Fees for six (6) months of the Lease Period, including VAT, which as of the date of signing the Agreement amounts to RUB seventy million nine hundred eighty-one thousand eight hundred and thirty kopecks (70,981,800.30), issued on the following conditions:

5.11.1.

In case the Lessee chooses to secure its obligations hereunder in the form of a Security Payment, the Lessee shall pay the Security Payment, and also undertake to further replenish the amount of the Security Payment in accordance with the provisions hereof and Appendix 8 with the increase of Basic Lease Payment for the Premises, Operating Expenses and Parking Fees, and in the event of deductions provided for in Appendix 8 hereto. The Security Payment ensures the proper fulfillment by the Lessee of all obligations under this Agreement.

Shall the Lessee choose to secure its obligations under the Agreement in the form of a Bank Guarantee, such Bank Guarantee shall ensure performance of all obligations of the Lessee hereunder, including, inter alia, the obligation to make payments set forth herein, pay the amounts of any penalties (fines) set forth herein, the cost of damage caused by the Lessee to the Premises and other property of the Lessor, covering other Lessee’s debt to the Lessor arising out of the Agreement. The Bank Guarantee shall be issued by one of the following banks: … or any bank from the list of TOP-15 banks of the Russian Federation as an independent guarantee, according to which the guarantor bank shall make a payment on the basis of a simple written request from the Lessor to the guarantor bank to pay the amount under the Bank Guarantee, indicating the Lessee’s violation of the Agreement, indicating the amount to be paid, and with a request for its payment supplemented with the Lessee’s notification of the presence of an overdue debt given to the Lessee five (5) business days before contacting the guarantor bank. The guarantor bank shall, at the request of the Lessor, transfer to the Lessor the amount specified by the Lessor.                In case the Lessor applies to the guarantor bank for payments under the Bank Guarantee, the Lessee shall restore the amount of the Bank Guarantee to the amount specified in Clause 5.11 within thirty (30) calendar days from the date of the payment to the Lessor by the guarantor bank under the Bank Guarantee.

The Lessee shall ensure the validity of the Bank Guarantee or a number of successively issued Bank Guarantees for the entire term of the Agreement plus thirty (30) calendar days, without allowing the periods of absence of the security for performance of the Lessee’s obligations. Instead of the Bank Guarantee, the Lessee, at its choice, may deposit in favor of the Lessor a sum of money (Security Payment,

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Article 381.1 of the Civil Code of the Russian Federation), equal to the size of the Bank Guarantee (Alternative Obligation, Article 308.1 of the Civil Code of the Russian Federation). In case the Lessee initially provided a Bank Guarantee not for the entire period, but for one (1) year, the Lessee shall, not later than one (1) month before the expiry of such a Bank Guarantee, provide the Lessor with a new Bank Guarantee for another period on the terms hereof, moreover the new Bank Guarantee shall be provided before the expiration of the previous one, but it shall come into effect on the next day after the expiration of the previous Bank Guarantee, that is, without creating a period of simultaneous validity of two Bank Guarantees.

5.11.2.

Based on the results of the Warehouse Building reconstruction, the amount of the Bank Guarantee / Security Payment (depending on the method chosen by the Lessee to secure its obligations under the Agreement) specified in the first paragraph of Clause 5.11. is subject to recalculation and shall be indicated in the Supplementary Agreement, based on the Leased Area of the Premises specified in the Supplementary Agreement. The Lessor shall provide consent to change the terms of the Bank Guarantee or terminate the existing Bank Guarantee (the Lessor’s waiver of its rights under the guarantee) and receive an updated (new) Bank Guarantee. In this case, the Lessee, no later than thirty (30) calendar days from the date of signing by the Parties of the Supplementary Agreement, depending on what is applicable, shall either provide the Lessor with an updated (new) Bank Guarantee or pay in favor of the Lessor a sum of money (Security Payment) equal to updated (new) Bank Guarantee.

5.11.3.

In case of termination of this Agreement due to circumstances depending on the Lessor, the Lessor shall within five (5) business days from the termination hereof, depending on what is applicable, either to waive its rights under the Bank Guarantee (Lessor’s refusal of its rights under the guarantee) and return the Bank Guarantee or return the Security Payment to the Lessee.

5.12.

The provision by the Lessee of security for the fulfillment of its obligations under this Agreement in the form of a Bank guarantee (one or a set of consecutively valid ones) or a Security Payment during the entire term of the Agreement shall be an essential condition hereof, and non-performance and/or improper the Lessee’s performance of such an obligation shall constitute a material violation of the terms hereof granting the Lessor with the right to demand early termination of the Agreement unilaterally in accordance with Clause 10.16 hereof, unless the violation is eliminated by the Lessee within ten (10) business days from the date of receipt of the notice about the violation from the Lessor.

6.	LESSEE’S RIGHTS

6.1.	The Lessee shall be entitled to use the Premises during the whole Lease Period in accordance with the Permitted Use and the terms of this Agreement.

6.2.

For the entire Lease Period, the Lessee shall be granted the following rights (at the same time, the Parties express their understanding that such rights are not exclusive and similar rights are granted by the Lessor and other lessees of the Complex):

6.2.1.	the right to use the Common Areas to access the Premises in accordance with the Warehouse Use Rules;

6.2.2.	the right to use all existing and future Utilities at the Premises;

6.2.3.	the right to load and unload goods in special loading and unloading areas at the Warehouse Building, in accordance with the Complex Use Rules;

6.2.4.	the right to use such parts of the Warehouse Building and/or the Complex, which will be allocated by the Lessor for placing devices and equipment serving the Premises exclusively;

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6.2.5.	granted that the Lease Payment has been made in a timely manner and granted that the Lessee provides the Lessor with a list of license plates of cars that may enter the territory of the Complex:

6.2.5.1.	the right to park passenger vehicles and trucks at the parking slots in accordance with the Complex Use Rules and Parking Permits;

6.2.5.2.	the right to move to and from the Parking Slots, as well as the right to move to the Handling Areas, coursing in strict compliance with the Warehouse Complex Rules.

6.2.6.

the right to directly execute a separate agreement for the provision of telecommunications services in the Premises with any telecom operator provided that (a) the Lessor approves such a telecom operator in writing (such approval may not be unreasonably withheld), and (b) such a telecom operator removes all the cables and equipment from the Premises and Warehouse Complex at the end of the Lease Period, unless otherwise agreed by the Parties in writing.

6.3.

Given that the Lessee does not materially violate the Agreement, the Lessee shall be granted free and unimpeded access to the Complex, provided to all Lessee’s employees, clients and suppliers in accordance with the Complex Use Rules.

6.4.	Nothing in this Agreement shall grant the Lessee any rights or privileges, except for the rights expressly granted to it by this Agreement.

6.5.

The Lessee may suspend the activities in the Premises/Part of the Premises upon the onset of circumstances that prevent the Lessee from using the Premises in the event that the such circumstances that prevent the Lessee from using the Premises occurred due to circumstances depending on the Lessor or third parties engaged by it. In this case, the Lessee shall notify the Lessor in writing of the existence of such circumstances, after which the Parties shall conduct a joint inspection within one (1) business day, according to the results of which, if it is confirmed that it is impossible to use the Premises/Part of Premises subject to the Permitted Use, the respective Closure Certificate for the Premises/Part of Premises shall be signed. The Lessee undertakes not to use the Premises / Part of Premises and immediately stop using the Premises after signing the Closure Certificate for the Premises / Part of Premises specified in Clause 6.5 hereof, unless otherwise additionally agreed by the Parties.

6.6.	The Lease Payment shall not be charged during the period when the Lessee does not use the Premises/Part of Premises in accordance with Clause 6.5 hereof.

7.	LESSEE’S OBLIGATIONS

During the entire Lease Period the Lessee shall:

7.1.	Permitted Use

7.1.1.

use Warehouse Premises only as non-residential warehouse premises for storage and processing of food and non-food products, including the associated processes of unloading, acceptance, movement, storage, picking, packaging and preparation of goods for sale, shipment, and other warehouse activities; at the same time, the hazardous goods for storage of which the Hazardous Goods Area is intended in accordance with subclause 7.1.3 hereof, may be temporarily located in the Warehouse Premises, provided that such a temporary location is necessary for the acceptance and sorting of goods, the assembly of shipments and the dispatch and shipment of goods;

7.1.2.	use the Office Premises only as non-residential office premises to accommodate offices, a medical center, a dining room, domestic and technical premises;

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7.1.3.

use the Hazardous Goods Area in accordance with its purpose as a storage facility for hazardous goods of 2. 3. 4. 5. 6. 8 hazard classes, including the product groups listed in Clause 1.8 of Appendix 1:3 hereto in the amount of fifteen percent (15%) of the total volume of goods stored in the Hazardous Goods Area;

7.1.4.	use the Technical Premises in accordance with their purpose;

Permitted Use means free passage of the Lessee’s employees (persons visiting the Lessee or participating in the delivery of goods to the Lessee) and passage of the Lessee’s vehicles (vehicles coming to the Lessee), including trucks, loading and unloading equipment, to the territory of the Premises for the performance of goods loading, unloading, and other warehousing activities.

In case the authorized bodies identify violations of the laws of the Russian Federation caused by the activities of the Lessee and/or the Sub-lessee and/or other third parties engaged in the Premises by the Lessee, making the Lessor liable for violations committed by such persons on the basis of a court decision that has entered into legal force, under which the Lessor was held liable for violations caused by the activities of the Lessee and/or third parties engaged by the Lessee, the Lessee shall immediately eliminate the respective violation and within ten (10) business days from the date of receipt of the Lessor’s request to compensate the latter for the amount of penalties, imposed on the Lessor in accordance with the requirements/instructions of the authorized bodies in connection with the activities of the Lessee and/or the Sub-lessee and/or other third parties engaged by the Lessee at the Premises that do not correspond to the purpose of the Premises and/or the category of the Warehouse Building and Complex for fire and explosion hazard, as well as, if applicable, reimburse the Lessor for the property losses incurred in this regard (as stipulated in Article 406.1 of the Civil Code of the Russian Federation) in the amount of the claims presented to the Lessor by third parties. In the event of a disagreement regarding the Party that committed the violation, or allowed violators to enter the Complex, the Parties shall jointly check the records confirming, which Party initiated or assisted the access of the violators to the territory of the Complex.

7.2.	Warehouse Use Rules

To follow the Warehouse Use Rules provided that, in case of any inconsistencies between the Warehouse Use Rules and the Agreement, the Agreement shall prevail.

7.3.	Prohibition on imposing obstacles

7.3.1.	shall not prevent the Lessor from exercising any of the Lessor’s rights hereunder;

7.3.2.	shall not prevent the access to the Common Areas and Parking; and

7.3.3.	not to prevent other lessees of the Complex or other users from using the Common Areas of the Complex.

7.4.	Repair, finishing and cleaning

7.4.1.

on their own (or by the forces of third parties) and at their own expense maintain in good condition (including appoint responsible employees, ensure systematic monitoring of the condition of the Premises and Utilities located in the Premises; together with representatives of the Lessor, examine one (1) time every six (6) months the technical condition of the Premises and Utilities located in the Premises and assigned by the Certificate of Delineation of Operational Responsibility as the Lessee’s responsibility) and, if necessary, perform current repairs of the Premises and Utilities located in the Premises and assigned by the Certificate of Delineation of Operational Responsibility as the Lessee’s responsibility.

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At the same time:

carry out all work in the Premises, including the current repair of the Premises and Utilities located in the Premises, using colors and materials that, in case they differ from the previously used colors or materials, shall be subject to prior written agreement with the Lessor;

7.4.2.	during any repair or finishing work, observe the provisions of Appendix 5 hereto on the Lessee’s Works;

7.4.3.	to keep the Premises clean and free of debris in accordance with the Warehouse Use Rules, clean the inside of windows in the Premises as needed;

7.4.4.

to perform other actions at its own expense, including, but not limited to, cleaning and current repair of the Premises in accordance with the instructions of the authorized bodies/entities, conclusions of any inspection and audit, which revealed the Lessee’s violation of the safety, fire safety rules, sanitary standards or other regulations and rules in effect in the Russian Federation;

7.4.5.

to perform other actions at its own expense in order to maintain the Premises in proper technical condition, except for actions that shall be performed by the Lessor in accordance with the terms hereof;

7.4.6.

provide at its own expense the collection and removal of waste from the Warehouse Building outside the territory of the Complex, including garbage and SHW in any way permitted by the Laws, including by executing an agreement for the provision of services for handling SHW with a regional operator, who covers the area where SHW are formed and the places they are accumulated;

7.4.7.

remove at their own expense (with subsequent disposal) the snow and ice formed naturally due to atmospheric precipitation on the territory of the Land Plot in the autumn-winter period outside the territory of the Complex (if it is necessary for the Lessee or required by the Law).

7.5.	Alterations

To follow the provisions of Appendix 5 hereto during the Lessee’s Works when making any alterations.

7.6.	Utilities

The Lessee shall maintain the Utilities located within the boundaries of the Premises and serving the Premises clean and free from any poisonous, dangerous or harmful substances, and shall not block access to them.

7.7.	Fire and General Safety

The Lessee shall comply with the requirements of the law provided for in Clause 5.2 of Appendix 4 hereto, in particular, fire safety rules, rules for using electrical appliances, electrical safety rules. occupational safety rules, and fulfill other obligations stipulated by the laws of the Russian Federation, as well as by orders and decrees of the authorized state body/organization in relation to fire supervision. The Lessee shall be responsible for ensuring security, including for the work of its own security service, alarm, devices and systems, to the extent applicable to the Premises. The Lessee’s security system at the Premises shall not restrict the Lessor’s right of access to the Premises or hinder its implementation by the Lessor in accordance with the Agreement, and shall not adversely affect the general security system of the Warehouse Building or Complex.

7.8.	Prohibited Use

The Premises shall not be used:

7.8.1.	for any purposes contrary to the Permitted Use;

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7.8.2.	in any way that increases the noise level in the Premises, in the Warehouse Building, in the Complex and/or in the nearby territory in excess of the levels established by the Russian standards;

7.8.3.	in any way that would cause interference or damage to the Lessor or third parties in the Complex;

7.8.4.	in any illegal and/or other way or for any illegal and/or other purposes that do not comply with the requirements of the laws of the Russian Federation;

7.8.5.	in any prohibited way that would cause the increase of the level of explosion-fire hazard in the Warehouse Building and/or the Complex;

7.8.6.	in any way that interferes with the operation of the heating, ventilation system of the Premises and/or Warehouse Building;

7.8.7.	in any way that invalidates or cancels the Certificate of Insurance.

7.9.	Pollutants and malfunctions

The Lessee shall:

7.9.1.	promptly inform the Lessor in writing of any malfunctions, pollutants or harmful substances at the Premises;

7.9.2.

if so required by the Lessor, immediately remove any such pollutants or harmful substances from the Premises, except for goods allowed for storage in accordance with the Agreement (under Clause 7.1 hereof), and rectify the malfunctions, if any, resulting from the actions of the Lessee.

7.10.	Parking

The Lessee shall not be entitled to use the Parking for the purposes other than parking cars at the Parking.

The Lessee shall have access to one hundred fifty (150) Parking Slots for parking passenger vehicles, forty-six (46) Parking Slots for parking trucks and eight (8) Parking Slots for parking buses according to the Complex and Parking Plan, attached as Appendix 1:1 hereto.

7.11.	Lessor and Management Company’s Access

The Lessee shall provide the Lessor and/or the Management Company with access to the Premises at a reasonable time and subject to the provision of advance notice no later than one (1) day prior to the date of the proposed access (except for emergencies and accidents when such notification is not required) for the purpose of:

7.11.1.	inspecting and checking the Premises;

7.11.2.	allowing potential lessees or buyers of the Premises or actual or potential lenders of the Lessor to conduct inspection;

7.11.3.	eliminating the consequences of the Lessee’s violation of its obligations hereunder;

7.11.4.

carrying out current repair and maintenance, cleaning, modification, installation or connection to any Utilities servicing any of the Warehouse Building and/or the Premises, as well as repair, maintenance and upkeeping, modification or reconstruction of any part of the Warehouse Building; and

7.11.5.	performing any other duties or exercising any of the Lessor’s rights hereunder; however, the Lessor shall cause as little inconvenience and interference as possible in exercising such rights.

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7.12.	Sign boards

Not to place any sign boards, ads and billboards outside the Premises without the prior written consent of the Lessor.

7.13.	Insurance

The Lessor shall perform its obligations set forth in Appendix 3 (“Insurance”).

7.14.	Statutory requirements

Comply with the applicable laws of the Russian Federation and the requirements of all authorized bodies/agencies with respect to the Premises or use thereof and inform the Lessor within three (3) business days upon receipt of any notice from any competent body/agency with respect to the Premises or use thereof.

7.15.	Approval from Authorized Bodies/Entities

Refrain from any actual and/or legal actions associated with changing the purpose of the Premises, Permitted Use; execution of cadastral works, technical inventory and state cadastral (technical) registration of the Premises; state registration of encumbrances (restrictions) and/or rights to the Premises; making, changing and/or canceling registration entries in the Unified State Register of Immovable Property in relation to the Premises; registration of legal entities in the Premises (except for cases expressly provided for by the Agreement): transferring the Premises as a pledge (mortgage), establishing restrictions (encumbrances) on the Premises; state registration of the rights of third parties to the Premises and the use of the Premises in any other way, which may entail the emergence of the rights of third parties to the Premises and/or obligations of the Lessor to the Lessee and/or third parties, without the prior written consent of the Lessor.

7.16.	Sale/Lease billboards

The Lessee shall let the Lessor place lease billboards (within the last year of the Lease Period) or sale billboards outside the Premises, in a manner that the Lessor reasonably deems necessary provided that it does not interfere with the use of the Premises by the Lessee.

7.17.	Other duties

Perform other duties established by other clauses of this Agreement and Appendices hereto.

The Lessee shall immediately, but in any case within a period not exceeding one (1) business day inform the Lessor about any damage or destruction of the Premises, the Warehouse Building, or the Complex, as well as other damage caused to the Premises, the Warehouse Building or the Complex, which has come to the Lessee’s knowledge.

If the Lessee causes damage to the Lessor’s property, the Lessee shall indemnify the Lessor for the damage caused by the Lessee to the Premises, Utilities, the Warehouse Building and/or the Complex within 10 (ten) business days upon receipt of the Lessor’s written request with the attached calculation and documentary confirmation of the amount of damage caused, unless the term is otherwise agreed by the Parties.    In case of the Lessee’s disagreement with the amount of damage determined by the Lessor, the Lessee shall within five (5) business days upon receipt of the Lessor’s written request send to the Lessor substantiated written objections with the attached calculation and documentary confirmation of the amount of damage caused by the Lessee, as well as indemnify the Lessor the amount of damage not contested by the Lessee. At the same time, the final amount of damage, including the price of the services of an independent expert to be reimbursed by the Lessee to the Lessor, shall be determined by an independent expert engaged by the Parties.

7.18.	Lessee’s liability for violation of the obligations

In case the Lessee violates the procedure or deadlines for performance of its obligations set forth in:

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7.18.1.

Clause 7.2 hereof, and fails to eliminate such a breach within the term determined by the Lessor, the Lessee shall, within five (5) business days upon receipt of the relevant request of the Lessor, pay the Lessor a fine worth RUB fifteen thousand (15,000) per breach;

7.18.2.

Clause 7.3 hereof, and fails to eliminate such a breach within the period determined by the Lessor, the Lessee shall, within five (5) business days upon receipt of the relevant request of the Lessor, pay the Lessor a fine worth RUB sixty thousand (60,000) per breach;

7.18.3.

Clause 7.4 (excluding subclause 7.4.2), or Clause 7.6, or Clause 7.12 hereof and fails to eliminate such a breach within three (3) business days (including subclause b) of this Clause 7.18) or within the term reasonably determined by the Lessor, the Lessee shall, within five (5) business days upon receipt of the relevant request of the Lessor, pay the Lessor a fine worth RUB thirty thousand (30,000) per breach;

7.18.4.

Subclause 7.4.2 and/or Clause 7.5 hereof, the Lessee, at the request of the Lessor, shall suspend the Lessee’s Works that are being performed against the provisions of Appendix 5, and pay the Lessor a fine of RUB three hundred thousand (300,000), except for violations that are insignificant and will be immediately eliminated, and their elimination by the Lessee shall begin (except for cases when immediate elimination of such violations is required due to the nature of the violation and such violation jeopardizes the safety of the Complex or the Premises);

7.18.5.

Clause 7.8 and/or Clause 9.1 hereof, and fails to eliminate such violation within the period determined by the Lessor, the Lessee shall, within five (5) business days upon receipt of the relevant request of the Lessor, pay the Lessor a fine worth RUB sixty thousand (60,000) for each calendar day of delay in such violation elimination;

7.18.6.

Clause 7.10 hereof, and fails to eliminate such violation within three (3) business days (given that such a violation does not jeopardize the safety of the Complex) or within the period determined by the Lessor, the Lessee shall, within five (5) business days upon receipt of the relevant request of the Lessor, pay the Lessor a fine worth RUB fifteen thousand (15,000) for each calendar day of delay in such violation elimination;

7.18.7.

Clause 7.14 hereof regarding notification of the Lessor on the Lessee’s receipt of notifications from any competent authority/agency in relation to the Premises or use thereof, the Lessee (in case of violation of the notification period specified in Clause 7.14 hereof for more than three (3) business days) shall, within five (5) business days upon receipt of the relevant request of the Lessor, pay the Lessor a fine worth RUB one hundred and fifty thousand (150,000) for each calendar day of delay in such violation elimination;

however:

(i)	payment by the Lessee of the fine provided for herein shall not relieve the Lessee from performance of the respective obligation; and

(ii)

in case the Lessee fails to eliminate violations within fifteen (15) calendar days upon receipt of the Lessor’s request, the Lessor may, on its own or by third parties and at its own expense, eliminate the consequences of the Lessee’s failure to perform or improper performance of its obligations hereunder, and the Lessee shall reimburse the Lessor for all reasonable and documented expenses incurred, and shall do so within five (5) business days upon receipt of the Lessor’s invoice;

The Parties specifically agreed that:

a)	for each individual event of failure to perform or improper performance by the Lessee of its obligations hereunder, the Lessee may be fined only 1 (one) time; and

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b)

the Lessee shall be liable for non-fulfillment or improper fulfillment of subclause 7.4.1 and/or Clause 7.6 and/or Clause 7.12 hereof only if the Lessee fails to resolve the violation within ten (10) business days from the date of receipt of the notification from the Lessor, except for cases when non-fulfillment or improper fulfillment of subclause 7.4.1 and/or Clause 7.6 has led or may lead to emergency consequences, in such cases the Lessee shall be liable from the first (1) day of failure to eliminate the violation; and

c)

the Lessee shall, upon the Lessor’s request, compensate the latter for the amount of any penalties imposed on the Lessor in accordance with the claims/orders of the authorized bodies due to the actions/omissions of the Lessee and/or the Sublessee and/or other third parties and/or the Lessee’s visitors admitted to the Premises.

8.	LESSOR’S OBLIGATIONS

The Lessor shall:

8.1.

Transfer to the Lessee the working documentation for the reconstruction of the Warehouse Building in relation to the areas not later than ten (10) business days before the date of access to the relevant areas of the Premises.

Strive together with the Lessee to implement the Parties Cooperation Plan(Appendix 13 to the Agreement).

From the date of granting access to the relevant area of the Premises, in accordance with subparagraph 3.3.4 hereof, not to suspend or postpone the Lessee’s Works in such an area for more than ten (10) business days or for more than thirty (30) business days in aggregate in any zones of Premises to which access is provided in accordance with Clause 3.3 hereof.

8.2.	Comply with legal requirements in accordance with Clause 5.1 of Appendix 4 hereto.

8.3.	Provision of the Premises

To lease out the Premises to the Lessee under the provisions of the Agreement. On the date the Lessor leases the Premises they shall be equipped and connected to the Utilities as per the relevant requirements set out in Appendices 1:0, 1:2 and 1:3 hereto, and shall not have significant defects under Clause 3.7 hereof. On the date the Lessor leases the Premises, the Lessor shall have obtained the permission to commission the building (after reconstruction) in which the Premises are located. The Acceptance Certificate for the Premises signed by the Parties shall serve as the document confirming the proper fulfillment by the Lessor of the obligation to provide the Premises, and in the case provided for in Clause 3.9 hereof the Acceptance Certificate for the Premises signed by the Landlord unilaterally serves as such.

8.4.	Quiet enjoyment

Provided that the Lessee makes the Lease Payment in a timely manner, the Lessor undertakes to grant the Lessee with the right to safely use the Premises without any hindrances or interruptions (in particular, to be able to freely travel and pass through the Complex to the Premises (taking into account the access control of the Complex) from public roads). At the same time, the Lessee agrees that the Lessor (or persons vested with such right) shall be entitled to perform certain works on equipping the Warehouse Building, as well as to carry out the construction of other buildings in the Complex and the adjacent territory, provided that such actions of the Lessor do not violate the Lessor’s obligations hereunder, do not create obstacles to the Lessee in using the Premises in accordance with the Permitted Use; and in respect of works on equipping the Warehouse Building the Lessor shall notify the Lessee in not later than three (3) business days in advance.

8.5.	Provision of Operational Maintenance

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8.5.1.

Provided that the Lessee pays the Lease Payment hereunder within the time and in the manner provided for herein, the Lessor shall do everything necessary to ensure the Operational Maintenance, while the Lessor:

8.5.1.1.

may increase or change the scope of the Operational Maintenance, or terminate the Operational Maintenance, if it is necessary to ensure the proper and efficient operation, management, maintenance, inspection or repair of the Warehouse Building and/or the Complex, without prejudice to the Lessee’s interests and right to use the Premises in accordance with the Permitted Use ; and

8.5.1.2.

the Lessor will not be deemed having violated the provisions of Clause 8.5.1 of the Agreement as a result of non-performance of or a break in the Operational Maintenance due to circumstances that, for objective reasons, are beyond the control of the Lessor, and if the Lessor takes actions to resume the Operational Maintenance as early as possible after it has become aware of the circumstances.

The Lessor may fulfill its obligations to manage the Complex, the Warehouse Building and/or the Premises hereunder either independently or through the Management Company appointed by it, which will provide such services.

8.6.	Insurance

The Lessor shall perform its obligations set forth in Clause 1 of Appendix 3 (“Insurance”) hereto.

8.7.	Operational Maintenance

The Lessor shall ensure Operational Maintenance and fulfill its obligations established in accordance with Appendix 4 (“Operating Expenses”) hereto, while the Lessee shall pay Operating Expenses in the manner and amount provided for herein.

In case authorized bodies identify violations of the laws of the Russian Federation caused by the activity of the Lessor and/or other third parties engaged by the Lessor, making the Lessee liable for the violations committed by such persons, on the basis of an effective court decision in accordance with which the Lessee was held liable for violations caused by the activities of the Lessor, and/or third parties engaged by the Lessor, the Lessor shall immediately eliminate the respective violation and, within ten (10) business days upon receipt of the Lessee’s request, compensate the latter for the amount of penalties imposed on the Lessee in accordance with the claims/orders of the authorized bodies in connection with the activities of the Lessor and/or other third parties engaged by the Lessor that do not correspond to the purpose of the Premises and/or the Warehouse Building and Complex category in terms of fire and explosion-fire hazard, and, if applicable, compensate the Lessee (in the meaning of Article 406.1 of the Civil Code of the Russian Federation) for the amount of claims lodged against the Lessee by third parties. In the event of a disagreement regarding the Party that committed the violation, or allowed violators to enter the Complex, the Parties shall jointly check the records confirming, which Party initiated or assisted the access of the violators to the territory of the Complex.

9.	RIGHTS AND OBLIGATIONS ASSIGNMENT AND SUBLEASE

9.1.

Without prior written consent of the Lessor the Lessee may not: (a) assign, mortgage, bring as a contribution to the authorized (share) capital or a share contribution, and/or to encumber/assign otherwise the rights and obligations hereunder; and (b) sublease the Premises or any part thereof and also transfer thereof into ownership or otherwise use to the third parties.

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9.2.	The Lessee shall provide to the Lessor for consideration and approval the draft of any agreement on commission by the Lessee of the actions set forth in Clause 9.1 hereof prior to signing the same.

9.3.

The Lessee shall submit to the Lessor a copy of any agreement provided for in clause 9.1 hereof, certified by the Lessee, and the original of such agreement (for the purposes of comparison and production by the Lessor of a notarized copy) within five (5) business days from the date of signing such agreement.

9.4.

Notwithstanding the execution of any sub-lease agreement regarding the Premises in accordance with this Agreement, the Lessee shall be liable for the performance of its obligations hereunder. The Lessee shall promptly remedy any breach of its obligations hereunder caused by the sublessee.

9.5.	The Lessor may not sell the Premises or the building of which the Premises are a part, to persons affiliated with organizations using trademarks, service marks or names: …;

as well as entities included in the rating … as of the date closest to the date of sale, without the prior written consent of the Lessee.

For the avoidance of doubt, the limitations of the Lessor’s rights set forth in this clause shall not apply to the following entities and persons affiliated with such entities:

...;

The Parties also agree that the Lessor may (without any restrictions) pledge and otherwise dispose of its rights to the Complex, including the Warehouse Building and the Premises.

9.6.

Notwithstanding the provisions of this Clause 9 hereof, in respect of the following companies: Internet Logistics LLC (OGRN 1076949002261, INN 6949003359), Ozon Holding LLC (OGRN 5167746332364, INN 7743181857), the Lessor’s consent to sublease the specified legal entities is implied (provided in the text of the Agreement), and sublease in favor of such legal entities shall be possible subject to notification of the Lessor in writing of the intention to enter into a sublease agreement within five (5) days prior to the scheduled date of such sub-lease agreement and providing the Landlord with a copy of the signed sub-lease agreement within ten (10) calendar days from the date of execution thereof.

10.	LIABILITY OF THE PARTIES. TERMINATION

10.1.	In case of violation by the Parties of the terms of provision or acceptance of the Premises according to the Access Certificates:

•	Stage 1 or Stage 5 for a period of ten (10) or more days: or

•	Stage 2 or Stage 3, or Stage 4 for a period of thirty (30) or more days,

specified in Clause 3.1 hereof, taking into account Clause 3.2 hereof, the breaching Party shall, at the request of the other Party, pay a forfeit for each day of delay in the provision or acceptance of the Premises according to the relevant Access Certificate until the signing of such Access Certificate or execution of such Access Certificate unilaterally in the amount of:

•

five tenths of a percent (0.5%) of the amount of the Lease Payment for one (1) month of lease for each day of delay in providing the Lessee with access to the Premises, starting from the eleventh (11) day of delay in providing the Lessee with access to the Premises;

•

one percent (1%) of the amount of the Lease Payment for one (1) month of lease for each day of delay in providing the Lessee with access to the Premises, starting from the thirty first (31) day of delay in providing the Lessee with access to the Premises;

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•

one and five tenths of a percent (1.5%) of the amount of the Lease Payment for one (1) month of lease for each day of delay in providing the Lessee with access to the Premises, starting from the fifty first (51) day of delay in providing the Lessee with access to the Premises;

The breaching Party shall pay the specified penalty within five (5) business days upon receipt of the respective request from the other Party. The Parties specifically stipulated that the penalty for penalty (complex interest) hereunder is not allowed.

For the avoidance of doubt, the Parties agree that a Party entitled to a penalty under this Clause of the Agreement may demand from the other Party the payment of a penalty only on one of the grounds specified in this Clause hereof, that is, if the penalty is subject to accrual for the delay in providing access under several Access Certificates, then the Party entitled to a penalty under this Clause 10.1 hereof may demand from the other Party the payment of a penalty for the delay in granting or accepting access only for one of the Access Certificates.

The parties additionally agreed that in case there are grounds for calculating a forfeit simultaneously under this Clause 10.1 hereof and Clauses 10.2. 10.3 and/or 10.5 hereof, then the Party entitled to the penalty under such clauses may demand from the other Party the payment of a penalty only on one of such clauses (simultaneous collection of a penalty under these clauses is not allowed).

10.2.

In case the Lessor violates the term for providing the Lessee with a notice of readiness to transfer the Premises according to the Acceptance Certificate for the Premises or the Lessor violates the terms for the provision of the Premises to the Lessee as specified in Clauses 3.8 and 3.9 hereof for a period of more than ten (10) business days, the Lessor shall pay a penalty at the request of the Lessee for each day of delay in providing the Lessee with a notice of readiness to transfer the Premises under the Acceptance Certificate for the Premises or delay in providing the Lessee with the Premises in the amount of:

•

five tenths of a percent (0.5%) of the amount of the Lease Payment for one (1) month of lease for each day of delay in leasing the Premises to the Lessee, starting from the eleventh (11) day of delay in leasing the Premises to the Lessee;

•

one percent (1%) of the amount of the Lease Payment for one (1) month of lease for each day of delay in leasing the Premises to the Lessee, starting from the thirty first (31) day of delay in leasing the Premises to the Lessee;

•

one and five tenths of percent (1.5%) of the amount of the Lease Payment for one (1) month of lease for each day of delay in leasing the Premises to the Lessee, starting from the fifty first (51) day of delay in leasing the Premises to the Lessee;

In the event of an ungrounded refusal/evasion of the Lessee on the Starting Date of the Lease Period from signing the Acceptance Certificate for the Premises and/or the Supplementary Agreement, the Lessee shall be liable in accordance with Clause 3.9 hereof.

The breaching Party shall pay the specified penalty within five (5) business days after receiving the relevant request from the other Party (with due account of the last paragraph of Clause 10.1 hereof). The Parties specifically stipulated that the penalty for penalty (complex interest) hereunder is not allowed.

10.3.

In case the Lessor violates its obligation not to suspend or postpone the performance of the Lessee’s Works in accordance with Clause 8.1 hereof, taking into account subclause 3.3.4 hereof, for a period of more than ten (10) business days, the Lessor shall, at the request of the Lessee, pay a penalty for each day of suspension or postponement in the performance of the Lessee’s Works for a period of more than ten (10) business days in the amount of:

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•

five tenths of a percent (0.5%) of the amount of the Lease Payment for one (1) month of lease for each day of suspension or postponement of the Lessee’s Works for a period of more than ten (10) business days, starting from the eleventh (11) day of suspension or postponement of the Lessee’s Works;

•

one percent (1%) of the amount of the Lease Payment for one (1) month of lease for each day of suspension or postponement of the Lessee’s Works for a period of more than ten (10) business days, starting from the thirty first (31) day of suspension or postponement of the Lessee’s Works;

•

one and five tenths of a percent (1.5%) of the amount of the Lease Payment for one (1) month of lease for each day of suspension or postponement of the Lessee’s Works for a period of more than ten (10) business days, starting from the fifty first (51) day of suspension or postponement of the Lessee’s Works;

The breaching Party shall pay the specified penalty within five (5) business days upon receipt of the respective request from the other Party (with due account of the last paragraph of Clause 10.1 hereof). The Parties specifically stipulated that the penalty for penalty (complex interest) hereunder is not allowed.

10.4.

In case the Lessor fails to remedy the violations within fifteen (15) calendar days from the date of receipt of a written request from the Lessee about the presence of defects in the Premises specified in the notice of defects in the Premises, unless a longer period is agreed by the Parties and with the exception of violations whose elimination requires replacement of equipment, the Lessor shall pay the Lessee a penalty in the amount of two tenths of a percent (0.2%) of the Lease Payment for one (1) month of lease (the month in which the violation was committed) for each day the Lessor fails to remedy the violations until the day the Lessor eliminates the violations.

In case the Lessor fails to remedy the violations whose elimination requires replacement of equipment within sixty (60) calendar days from the date of receipt of a written request from the Lessee about the presence of defects in the Premises specified in the notice of defects in the Premises, unless a longer period is agreed by the Parties, the Lessor shall pay the Lessee a penalty in the amount of two tenths of a percent (0.2%) of the Lease Payment for one (1) month of lease (the month in which the violation was committed) for each day the Lessor fails to remedy the violations until the day the Lessor eliminates the violations.

In case the Lessor’s failure to eliminate the violations prevents the Lessee from using the Premises, the Lessee may terminate the use of the Premises and stop making the Lease Payment until the Lessor eliminates the violations in accordance with Clause 6.5 hereof.

10.5.	In case the Lessor violates the term in which it is obliged to ensure the registration of the Agreement (October 1, 2020) for a period of more than sixty (60) calendar days due to:

•	the Lessor’s violation of the deadline for submitting documents for state registration, established by Clause 15.2 hereof; or

•	the Lessor’s violations of the requirements of the law; or

•	the defects in the documents in relation to the Premises and or the Land Plot; or

•	the defects in the documents drawn up by the Lessor,

but in any case, with the exception of those cases when the delay is caused by unlawful acts and/or omissions of the body that executes state registration of rights to real estate, violation of deadlines for reasons depending on the body that executes state registration of rights to real estate, and/or suspension of state registration of rights for real estate for the following reasons:

•	documents (information contained in them) requested by the registration authority on interdepartmental requests were not submitted (not received);

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information on the absence of documents (information contained in them) requested by the registration authority on interdepartmental requests was presented (received).

The Lessor shall, at the request of the Lessee, pay a penalty for each day of delay in the amount of:

•	one tenth of a percent (0.1%) of the amount of the Lease Payment for one (1) month of lease for each day of delay, starting from the first (1) day of delay;

•	two tenth of a percent (0.2%) of the amount of the Lease Payment for one (1) month of lease for each day of delay, starting from the eleventh (11) day of delay;

•	three tenth of a percent (0.3%) of the amount of the Lease Payment for one (1) month of lease for each day of delay, starting from the twenty first (21) day of delay;

In case the Lessor violates the term in which it is obliged to ensure the registration of the Agreement for a period of more than sixty (60) calendar days due to:

•	the Lessee’s violation of the term to provide the Lessor with the documents requested by the Lessor (ten (10) business days from the date of receipt of the request); or

•	the Lessee’s violation of the requirements of the law; or

•	the defects in the documents drawn up by the Lessee.

The Lessee shall, at the request of the Lessor, pay a penalty for each day of delay in the amount of:

•	one tenth of a percent (0.1%) of the amount of the Lease Payment for one (1) month of lease for each day of delay, starting from the first (1) day of delay;

•	two tenth of a percent (0.2%) of the amount of the Lease Payment for one (1) month of lease for each day of delay, starting from the eleventh (11) day of delay;

•	three tenth of a percent (0.3%) of the amount of the Lease Payment for one (1) month of lease for each day of delay, starting from the twenty first (21) day of delay;

The breaching Party shall pay the specified penalty to the other Party within five (5) business days upon receipt of the respective request from the other Party (with due account of the last paragraph of Clause 10.1 hereof). The Parties specifically stipulated that the penalty for penalty (complex interest) hereunder is not allowed.

The Parties agree that the penalty specified in this Clause may be claimed from a Party only after receiving a notification or other document from the registering authority (the authority that executes state registration of rights to real estate) confirming that the delay in registering the Agreement was caused by the improper actions specified in this Clause one of the Parties.

The Parties also agree that if a court decision that has entered into force establishes that the delay in registration of the Agreement was caused by illegal acts (omissions) of the body that executes state registration of rights to real estate, the Party that received the penalty shall return the amount of the specified penalty to the other Party within five (5) business days after receiving the relevant request from the Party.

10.6.

The Lessor may unilaterally terminate this Agreement (avoid the agreement on the basis of Clause 2 of Article 450.1 of the Civil Code of the Russian Federation) by sending a written notice to the Lessee ten (10) business days before the date expected termination in the following cases if the Lessee within thirty (30) calendar days from the date of notice regarding the violation has not eliminated the following violations/circumstances: the Lease Payment or part thereof, or any other amounts payable by the Lessee hereunder, including, inter alia, the provision of a Bank Guarantee or a Security Payment, are overdue by thirty (30) days or more; or

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10.6.1.	the Lessee violates or does not fulfill any of the obligations of the Lessee provided for in Clauses 5.11, 7.1, 7.4 (except for subclause 7.4.5 hereof), 7.5, 7.7–7.10, 7.13, 7.14, 9.1 hereof;

10.6.2.

any bankruptcy procedure has been initiated in relation to the Lessee and the bankruptcy proceedings have not been terminated within three (3) months from the date of initiation thereof (except for the termination of proceedings due to lack of funds sufficient to reimburse court costs for the procedures applied in the bankruptcy case, including the costs of paying remuneration to the insolvency commissioner); or a liquidation procedure has been initiated against the Lessee.

AT THE SAME TIME:

if violations may be eliminated, the Lessor shall let the Lessee eliminate the violation by giving it a written notice of the Lessee’s failure to fulfill its obligations hereunder and the Lessor’s intention to terminate the Agreement if the violation is not eliminated within 10 business days from the date of delivery of the notice of termination of the Agreement in connection with the failure of the Lessee to eliminate violations hereunder. In this case, any such written notice shall be deemed withdrawn if the Lessee eliminates the violation before the expiration of ten (10) business days from the date of delivery of such notice to the Lessee.

10.7.

Regardless to any other right and remedies provided to the Lessor in accordance with the Agreement or applicable law, in case of termination of the Agreement by the Lessor in accordance with Clause 10.16 of the Agreement or under the applicable law of the Russian Federation, as demanded by the Lessor, the Lessee shall pay to the Lessor a penalty as follows:

10.7.1.	one and the least of the following amounts specified in subparagraphs 10.7.1.1 and 10.7.1.2 below:

10.7.1.1.

the sum in the amount of the Lease Payment for eighteen (18) months of lease, and subject to the transfer of ownership of the Warehouse Building to a new owner and if the person changes on the Lessor’s side, the sum in the amount of the Lease Payment for thirty six (36) months of lease instead of the amount of the Lease Payment for eighteen (18) months lease: or

10.7.1.2.

in case the Lessor executes with a new lessee (hereinafter the “New Lessee”) a long-term lease agreement (hereinafter referred to as the “New Lease Agreement”) in respect of all Premises on similar or better conditions in comparison with the terms hereof, the Lessee shall pay the Lessor at its request the amount equal to the Lease Payment which would be payable from the date of early termination of the Agreement until the date of state registration of the New Lease Agreement in relation to the Premises.

10.7.1.3.

In this case, if the New Lease Agreement is executed by the Lessor with the New Lessee in relation to a part of the Premises and/or on worse financial conditions in comparison with the terms hereof, the Lessee, at the request of the Lessor, in addition to the amount specified in the first paragraph of this subclause 10.7.1.2 of the Agreement, shall pay to the Lessor, respectively:

•

the sum in the amount of the Lease Payment payable in respect of a part of the Premises not leased to the New Lessee, from the date of state registration of the New Lease Agreement until the end date of the Lease Period under this Agreement; and/or

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•

the sum of the difference between the amount of Lease Payment that would have been payable by the Lessee under the Agreement prior to the expiration of the Lease Period and the amount of Lease Payment payable by the New Lessee in respect of the Premises in accordance with the New Lease Agreement;

10.7.2.

part of the amount of expenses incurred by the Lessor related to the execution and/or termination hereof, including, inter alia, the cost of paying for brokerage services (in the amount of not more than RUB fifteen million (15,000,000);

10.7.3.

the amount of the Landlord’s expenses associated with cleaning, repair and restoration of the Premises to the state in which they were accepted at the beginning of the Lease Period under the Acceptance Certificate (excluding natural wear and tear), in connection with the preparation of the Premises for leasing to subsequent lessees, if such obligations were not fulfilled by the Lessee when returning the Premises, but not including the costs of work to bring the Premises in line with the individual requirements of the new user of the Premises, and in a total amount not exceeding RUB one million (1,000,000). The Parties have separately agreed that the limitation of the amount of expenses specified in this subclause 10.7.3 of the Agreement does not cover the amount of compensation for damage provided for in clause 11.1 hereof.

10.8.

Any termination of this Agreement shall not limit any right to litigation by the Lessor in respect of any prior violations (including, inter alia, the violation which led to termination of this Agreement in accordance with Clause 10.6 hereof).

10.9.

With respect to everything else not stipulated by this Agreement, the Parties shall be liable for non-performance and/or improper performance of their obligations hereunder pursuant to the laws of the Russian Federation.

10.10.

Managing Company A-Class Capital Limited Liability Company exercises its rights and obligations and bears responsibility as a trustee of a mutual fund in accordance with the legislation of the Russian Federation, in particular with Federal Law of the Russian Federation No. 156-FZ dated November 29, 2001 “On Investment Funds”. The penalty and compensation for damages arising as a result of failure to fulfill obligations under contracts executed by the management company as a trustee of a mutual investment fund or the assets of a joint-stock investment fund shall be paid at the expense of the management company’s own property.

10.11.

In the event that the person acting on the Lessor’s Side as of the date of this Agreement remains the Lessor on the date of termination hereof due to circumstances depending on the Lessee, or on the date of non-execution of the Supplementary Agreement due to circumstances depending on the Lessee, the Lessee shall pay the Lessor a offset penalty , which is calculated as the product of RUB three hundred million (300,000,000) by the ratio of the difference between the duration of the originally agreed Lease Period in months and the actual lease period in months to the duration of the originally agreed Lease Period in months only if the Agreement is terminated due to circumstances, depending on the Lessee, or the Supplementary Agreement will not be executed due to circumstances that depend on the Lessee.

The Parties confirm that the amount of the specified offset penalty is not a disproportionate violation and does not entail the Lessor receiving unreasonable benefits, but is calculated taking into account, inter alia, the Lessor’s investments in the implementation of the project, including the Lessee’s requirements, and the costs that the Lessor will incur in this regard and other possible Lessor’s expenses aimed at restoring its rights and legitimate interests in case of violation by the Lessee of its obligations under the Agreement.

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In the event that the person acting on the Lessor’s Side as of the date of this Agreement, disposes of the Warehouse Building before the date of termination hereof due to circumstances depending on the Lessee, or until the date when Supplementary Agreement should have been executed, but was not executed due to circumstances depending on the Lessee, the Lessee shall not be obliged to pay such a penalty in whole or in part.

10.12.

The Lessee may unilaterally terminate this Agreement (avoid the agreement on the basis of Clause 2 of Article 450.1 of the Civil Code of the Russian Federation) by sending a written notice to the Lessor ten (10) business days before the date of expected termination in the following cases:

10.12.1.

The Lessor did not provide the Lessee with access according to any of the Access Certificates for the Premises in accordance with Clause 3.1 of the Agreement, and the delay exceeded ninety (90) calendar days (according to any of the Access Certificates);

10.12.2.

The Lessor unlawfully suspended or postponed the Lessee’s Works during the period from the date of access under Access Certificate 1 for a period of more than ninety (90) days in aggregate for the period of Access (in accordance with Clause 3.1 hereof) in violation of subclause 3.3.4 hereof;

10.12.3.

The Lessor did not provide the Lessee with the Premises for Lease until January 1, 2021 under the Acceptance Certificate and/or the Lessor did not receive permission to commission the Warehouse Building, of which the Premises are a part, until January 1, 2021, not due to omission of public authorities or a failure in the work of state information systems;

10.12.4.	The Warehouse Building was recognized as an object of unauthorized construction, which was confirmed by a court decision that entered into force;

10.12.5.

In relation to the Lessor (in the event of a change in the person acting on the Lessor’s side as of the date of termination of the Agreement due to the specified circumstance), any bankruptcy proceedings were initiated and were not terminated within three (3) months from the date of initiation of proceedings (except for the termination of proceedings due to the lack of funds sufficient to reimburse court costs for the procedures used in the bankruptcy case, including the costs of paying remuneration to the bankruptcy commissioner); or a liquidation procedure has been initiated against the Lessor; If, at the time of termination of the Agreement, the Lessor continues to act as the person who was the Lessor on the date of the execution of the Agreement, or another trustee of the mutual investment fund, subparagraph 10.12.6 hereof the shall apply;

10.12.6.

The liquidation procedure has been initiated against the Lessor in particular, if the person acting on the Lessor’s Side as of the date of this Agreement remains the Lessor, or another trustee of the mutual investment fund on the date of termination of the Agreement due to the specified circumstance acts as the Lessor;

10.12.7.

Enforcement proceedings have been initiated against the Lessor, within the framework of which enforcement actions have been taken in relation to the Warehouse Building for more than three (3) months, or a collection has been levied on it.

10.13.

The Lessee may terminate this Agreement in a judicial proceeding if the Premises may not be used in accordance with the Permitted Use (subject to Clause 6.5 hereof) for reasons depending on the Lessor for more than fifteen (15) calendar days in a row or more than thirty (30) calendar days in aggregate for any six (6) consecutive calendar months during the Lease Period, except for cases where elimination of the reason preventing the Lessee from the use of the Premises for objective reasons requires more time and this is agreed by the Parties. At the same time, the Parties acknowledge and confirm that for the purposes of this Clause 10.13

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hereof, the unavailability of the Premises for the Lessor (subject to Clause 6.5 hereof) shall mean:

10.13.1.	failure to supply to the Premises, for reasons depending on the Lessor, electrical power and/or heat in the amount and with the capacity provided in accordance with Appendix 1:3 hereof;

10.13.2.	Unavailability of 20% or more of the Leased Area of the Premises for reasons depending on the Lessor.

The Parties also agreed that the unavailability of the Premises in accordance with this Clause 10.13 hereof and under Clause 6.5 hereof is a material violation of the Agreement by the Lessor and grants the Lessee the right to demand early termination of the Agreement in court, regardless of the fact that the Lessor has eliminated violations that served as grounds for the Lessee’s appeal to a court requesting such early termination of the Agreement in accordance with this Clause 10.13 hereof.

10.14.

In any case of early termination of the Agreement or the Lease Period The Lessee may, within three (3) months from the date of early termination of the Agreement or the Lease Period, make arrangements for vacating the Premises, and the Lessor may not require the Lessee to completely vacate and leave the Premises before the expiration of three (3) months from the date of early termination of the Agreement or the Lease Period, unless the condition specified in this Clause hereof below is met, in which case the extended period of vacating the Premises by the Lessee shall apply. In any case of early termination of the Agreement or the Lease Period The Lessee may, within six (6) months from the date of early termination of the Agreement or the Lease Period, make arrangements for vacating the Premises, and the Lessor may not require the Lessee to completely vacate and leave the Premises before the expiration of six (6) months from the date of early termination of the Agreement or the Lease Period only and exclusively in case the Lessee provides the Lessor with a security for the Lessee to fulfill its obligations under the Agreement in the form of an independent (bank) guarantee or a Security Deposit Payment in the amount of the Lease Payment for nine (9) months before the date of early termination of the Agreement or the Lease Period. For the entire period of use of the Premises by the Lessee before vacating the Premises in accordance with this Clause, the Lessee shall pay the Lease Payment to the Lessor, except in cases of termination of the Agreement due to circumstances depending on the Lessor. In such cases, the Lessee shall pay to the Lessor the Lease Payment, reduced by fifty percent (50%).

11.	RETURN OF THE PREMISES

11.1.	On the last day of the Lease Period or, in case of termination in accordance with Clause 10.14 hereof, on the relevant date the Lessee shall:

11.1.1.

return the Premises to the Lessor (including all engineering systems with installed terminal equipment, except for the equipment owned by the Lessee), at that the Premises shall be clean and not require repair (taking into account normal wear and tear), and in accordance with other obligations of the Lessee under this Agreement.

11.1.2.

at the request of the Lessor, remove all permanent improvements and any other changes and improvements (the consent to which was provided by the Lessor, subject to their removal by the Lessee at the end of the Lease Period) made during the period of use of the Premises by the Lessee, and bring the part of the Premises affected as a result of the removal of such improvements, in a state not worse than the initial one;

11.1.3.

remove all sign boards, all property of the Lessee, including furniture and other objects from the Premises, vacate parking slots and eliminate in full any damage caused by this in a manner satisfactory to the Lessor;

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11.1.4.	replace any damaged and/or lost property of the Lessor with similar property that is not inferior to it in quality or compensate for the costs previously agreed upon by the Parties for this.

11.2.	In case the Lessee does not properly fulfill its obligations under Clause 11.1 hereof, the Lessee shall at the request of the Lessor pay the latter:

11.2.1.	a documented and justified amount of expenses incurred by the Lessor when correcting or eliminating violations;

11.2.2.

Basic Lease Payment, Operating Expenses and Parking Fees (calculated at rates in force prior to the expiration of the Lease Period or termination of the Agreement) for each day of delay in returning the Premises or for a period reasonably necessary to remedy violations;

11.2.3.

and also the penalty in the sum of daily Basic Lease Payment, Operating Expenses and Parking Fees (calculated at rates in force prior to the expiration of the Lease Period or termination of the Agreement) for each day of delay in returning the Premises or for a period reasonably necessary to remedy violations.

11.3.

The document confirming proper performance by the Lessee of its obligation to return the Premises shall be the certificate on the Premises acceptance (return) (hereinafter — the Premises Return Certificate) signed by the Lessor and the Lessee on the end date of the Lease Period. If the Lessor does not declare a reasoned refusal to sign the Premises Return Certificate within ten (10) business days upon receipt of the Premises Return Certificate by the Lessor, the Premises Return Certificate shall be deemed to be duly signed.

11.4.

The Lessee may not demand from the Lessor the payment of the cost of any alterations or permanent improvements made by the Lessee in the Premises, upon vacating the Premises or in other cases, unless otherwise additionally agreed by the Parties in writing.

12.	FORCE MAJEURE

12.1.

Each of the Parties shall be released from liability for full or partial non-discharge of its obligations under this Agreement in case such non-discharge has been caused by Force Majeure Events having occurred after making this Agreement. The release of liability refers only to the obligations whose duly performance has become impossible due to such Force Majeure Events and only for the duration period of the Force Majeure Events.

12.2.	A Party that refers to force majeure events shall immediately after occurrence of such events notify the other Party of them in writing.

12.3.

In case the Force Majeure Events last for more than three (3) months or there are reasonable grounds to suppose that the Force Majeure Events will last for more than three (3) months and in case the Force Majeure Event is issuing a regulatory act of the Russian Federation making performance of this Agreement impossible, the Parties undertake to start negotiations and introduce into the Agreement the changes required for the Parties to continue discharge of the obligations under this Agreement in the way closest to the initial intentions of the Parties.

13.	NOTICES

13.1.

Any notices and other types of correspondence required or permitted hereunder (hereinafter — the “Notice”) shall be drawn up in writing, signed by the sending Party or a person duly authorized by it, and either delivered personally or sent by registered letter with an inventory attachments and acknowledgement of receipt or by courier service with acknowledgement of receipt at the following addresses of the Parties (which may be changed to other address by sending a notice in accordance with this Clause of the Agreement by the Party whose address is changing to the other Party):

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13.2.	The Parties’ mailing addresses:

The Lessor:	The Lessee:

Managing Company A-Class Capital (Fiduciary Manager of Combined Closed-End Investment Fund PNK Development)	Internet Solutions Limited Liability Company

Mailing address:	Mailing address:

PO Box 283, 22, building 2, Kutuzovskiy Prospect, Moscow, 121151	10, Premise I, Floor 41, Office 6, Presnenskaya Naberezhnaya, Moscow, 123112

Attention:	Attention:

Director	General Director

13.3.

For the avoidance of doubt, the Notice entails legally significant consequences (in the meaning of Article 165.1 of the Civil Code of the Russian Federation) from the date of its personal delivery (in case of transfer to an authorized employee of the Party or a person authorized to act on behalf of the Party under a power of attorney or other authorizing document, the sufficient confirmation of delivery are as follows: the signature of the authorized person who received the document and an indication of the official position of this person or an indication of the details of the authorizing document and the date of receipt), or in case the Notice is sent by mail or by courier service, from the delivery date that is indicated on the acknowledgement of receipt.

13.4.	The parties are also deemed to have received the Notice in due course if:

13.4.1.	the addressee refused to receive the Notice, and this refusal was recorded by the postal service organization or courier service; or

13.4.2.	The Notice was not delivered due to the absence of the addressee at the specified address, and the postal service or courier service has notified the sender of Notice of the fact.

13.5.

If the Party’s address for correspondence and/or other details have changed, the Party shall promptly notify the other Party thereof, given that the new address for correspondence may only be an address in Moscow or Moscow Region.

14.	LIMITATIONS ON THE LESSOR’S LIABILITY

14.1.	The Lessor shall not be liable to the Lessee for:

14.1.1.	losses, obstructions to work or hindrances arising from the Lessee in the course of the Lessor’s (or any person on its behalf) repair work and other construction work, capital and otherwise

14.1.1.1.	in the Warehouse Building or any part thereof (provided that the Lessee is notified of such work ten (10) business days prior to their commencement and subject to clause 6.5 hereof); and/or

14.1.1.2.	in the Complex (including Common Areas)

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and in any case, without prejudice to the Lessee’s interests in terms of using the Premises in accordance with the Permitted Use;

14.1.2.

for any losses, damage, obstruction for work or interference incurred by the Lessee in the course of any repair and other engineering and construction work on the Utilities by the utility supplier (or by any person on its behalf), provided that the need for such work did not arise due to circumstances beyond the control of the Lessor;

14.1.3.

for or in connection with events that occurred as a result of any accident, damage or obstruction (hindrance) to work that may be caused to the Lessee, his employees or contractors, as a result of any actions or breaches of obligations by any other lessees of the premises of the Complex or his employees or contractors;

14.1.4.

for any loss or damage caused to vehicles, goods or property, or harm caused to the life or health of individuals which are related to the use of the parking lot not due to circumstances controlled by the Lessor.

14.2.

The Lessor shall be liable to the Lessee for failure to provide any services under the Operational Maintenance only in case the Lessor has not made reasonable efforts to provide them. In particular, the Lessor shall not be liable to the Lessee for failure to provide or delay in providing services within the framework of the Operational Maintenance in all cases when it is caused by (a) Force majeure; (b) in cases where this was the result of default by the utility providers; or (c) in cases where it was the result of repair or other works in the Warehouse Building or the Complex, or occurred as a result of acts or omissions of the Lessee.

14.3.

Notwithstanding the provisions of other Articles hereof, the Lessor’s liability for damages shall be limited solely to real damage, while the aggregate amount of the Lessor’s liability for reimbursing the Lessee’s losses in connection with all violations hereof by the Lessor shall be limited to the amount of the Basic Lease Payment for three (3) months of the Lease Period (at the rates specified in subparagraph 5.1.1 hereof), except for the liability of the Lessor provided for in Clauses 8.8 and 10.1-10.5 hereof, to which the limitation on the Lessor’s liability does not apply. In case of conflict of this Clause 14.3 with other provisions of this Agreement, the provisions of this Clause 14.3 shall apply.

15.	STATE REGISTRATION OF THE LONG-TERM LEASE AGREEMENT

15.1.

The Lessee shall provide the Lessor with all documents and information required from the Lessee in accordance with the applicable laws for the state registration of this Agreement and Supplementary Agreement by a competent public authority within five (5) business days from the date of signing the Supplementary Agreement by the Parties.

15.2.

The Lessor shall ensure submission of the Agreement and Supplementary Agreement for state registration within five (5) business days from the date of signing the Supplementary Agreement by the Parties and submission of the documents by the Lessee in accordance with Clause 15.1 hereof. The Lessor shall pay the cost of the state fee for the state registration of the Agreement and Supplementary Agreement.

15.3.

If any additional documents or information are requested by the competent public authority for the purpose of the state registration of the Agreement and Supplementary Agreement, or if amendments and/or supplements hereto are required, the respective Party undertakes to provide copies of all documents and/or information requested by such public authority, and the Parties, if necessary, undertake to make the required amendments and supplements to the Agreement.

15.4.

Upon expiry of the Lease Period and in case of early termination hereof, the Lessee shall provide the Lessor with all documents and information necessary for the state registration of termination of the Agreement by the competent public authority.

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16.	CONFIDENTIALITY

16.1.

Each of the Parties agrees not to use for any purposes not related to performance of this Agreement and not to disclose to third parties (except as provided for by Clause 16.2 of the Agreement) any terms and conditions hereof or any other documents related to them without a prior written consent of the other Party.

16.2.	The limitations set in Clause 16.1 of the Agreement do not refer to disclosing any information:

16.2.1.	if such information shall be disclosed according to the applicable laws;

16.2.2.	upon request of any other competent authority/organization to the extent that is required according to the applicable Russian laws;

16.2.3.	to professional consultants or auditors of the Party; or

16.2.4.

(only in case of the Lessor) when it is necessary to confirm the Lessor’s ownership and/or encumbrances and/or other rights in relation to any part of the Warehouse Building and/or Premises or other buildings on the Land Plot (to buyers, creditors, competent authorities, or other persons)

16.2.5.

if such information is provided in the form of an extract drawn up in the form previously agreed upon by the Parties, which does not contain the terms of the Agreement on the Parties’ financial obligations, the Parties’ liability for non-performance or improper performance of obligations hereunder.

17.	APPLICABLE LAW AND DISPUTE RESOLUTION

17.1.	The Agreement shall be regulated by the Laws of the Russian Federation.

17.2.

All disputes, disagreements or claims arising out of or in connection with this Agreement shall be settled as far as possible by negotiation. Disputes arising out of legal relations hereunder may be submitted to the arbitration court for resolution only after the Parties have taken measures for mandatory pre-trial dispute resolution by negotiation within fifteen (15) business days from the date of delivery of the relevant claim to the Party to which it was addressed.

17.3.

If any dispute is not resolved in accordance within fifteen (15) business days from the date of delivery of the relevant claim to the Party to which it was addressed, any dispute arising out of the Agreement or related to it shall be resolved in the Arbitrazh (Commercial) Court of Moscow, unless otherwise agreed in the course of negotiations.

18.	MISCELLANEOUS

18.1.

Without prejudice to other rights of the Lessor under this Agreement, the Lessor shall be entitled to legal protection against any violations of the Lessee’s obligations, which may be eliminated by the Lessor after the expiration of the period allotted to the Lessee for the elimination of the violation on their own, while reasonable and documented expenses incurred by the Lessor in connection with such actions shall be reimbursed by the Lessee at the request of the Lessor.

18.2.	The Lessor gives the Lessee the following representations about the circumstances that are essential for the execution of the Agreement, its execution or termination, namely:

•

the real estate object, of which the Premises are a part, was erected (built/reconstructed) in accordance with all the requirements of the current law, in particular, not limited to the requirements of urban planning documents, territorial zoning, territorial planning, with the receipt of all the necessary initial permits, design, working, executive documentation, etc., and it is not an object of unauthorized construction, is not located in security, protective or other zones limiting its use as intended and/or in accordance with the Permitted Use;

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•	The Lessor has obtained all necessary consents, permits and approvals, including those of the Specialized Depositary and the Investment Committee (if required by the FM Regulations);

•	the consent of the antimonopoly authority for the transaction in accordance with Federal Law No. 135-FZ “On Protection of Competition” dated July 26, 2006 and other regulations is not required;

•	Managing Company A-Class Capital has no evidence of insolvency, bankruptcy, there are no bases to believe that such evidence may arise;

•	Managing Company A-Class Capital’s license for trust management of mutual investment funds was not revoked;

•	The Lessor pays all mandatory payments, taxes, fees, has no overdue debts;

•

There are no claims against the Lessor threatening that the Buyer will be forced to cease operations, the Lessor does not expect the limitation of its rights to the Premises or the encumbrance of the Premises with the rights of third parties by a court decision;

The representations provided by the Lessor are of material importance to the other Lessee, the Lessee enters into the Agreement relying on the validity of the representations given by the Lessor.

18.3.	In interpreting this Agreement, it shall be taken into account that:

18.3.1.	any obligation of the Lessee not to commit any action includes an obligation not to allow commission of such action;

18.3.2.	if the Lessor’s approval or consent is required, it shall be deemed to be valid only if made in writing, the consent or approval obtained may not be subsequently revoked;

18.3.3.

references to the Lessee’s actions or violation of obligations by the Lessee include actions or omissions, or violation of obligations, or unfair performance of obligations by the sublessee or any person located in the Premises with the permission of the Lessee or the sublessee;

18.3.4.	“days” means calendar days unless otherwise expressly stated;

18.3.5.

“business days” means normal business days in the Russian Federation, excluding weekends and holidays, and for the purposes of settlements of the Parties under the Agreement, “business days” shall also include banking days;

18.3.6.	the words “including”, “include”, “inter alia” are considered without limitation of interpretation to those listed;

18.3.7.	the headings of clauses and Appendices of this Agreement are given for convenience only and shall not be used to interpret the contents of the Agreement;

18.3.8.	unless the context indicates otherwise, any reference to the clause or Appendix means a reference to the relevant Clause or Appendix of this Agreement;

18.3.9.	references to “expenses” include any losses, damage and properly incurred expenses and costs, but do not include loss of profit;

18.3.10.	any Lessor’s right of access or entry to the Premises shall apply to all persons duly authorized by the Lessor;

18.3.11.	references to Russian rubles means the legal currency of the Russian Federation at the appropriate time.

18.4.	Unless otherwise expressly stated herein, each Party shall perform its obligations at its own expense.

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18.5.

If any provision of this Agreement is declared by a court ruling or otherwise invalid, unlawful or unenforceable for any reason, it shall not affect the remaining provisions hereof. The Parties shall make the necessary amendments to the provisions hereof which are invalid, unlawful or unenforceable in such a way that they become valid, legal and enforceable, or replace such provisions with valid, legal and enforceable ones that shall have an economic effect as close as possible to the original intention of the Parties without changing any material provisions hereof.

18.6.

A material change in the circumstances from which the Parties proceeded at the conclusion of this Agreement (as defined in Article 451 of the Civil Code of the Russian Federation) shall not constitute the ground for modification or termination of this Agreement by either Party.

18.7.

The Lessee confirms that at the time of the execution hereof it is not the owner of investment shares of the Combined Closed-End Investment Fund PNK Development, and guarantees that until the full execution of this Agreement it will not acquire investment shares of the Combined Closed-End Investment Fund PNK Development.

18.8.	After signing the Agreement all the previous correspondence and agreements of the Parties shall become void.

18.9.	This Lease Agreement is signed in three (3) copies of equal legal force, one (1) copy for each of the Parties and one (1) copy for the competent public authority performing state registration hereof.

18.10.	The Agreement has been drawn up and is subject to interpretation and regulation in accordance with the applicable Russian laws.

18.11.	The Agreement contains the following Appendices forming an integral part hereof:

Appendix 1:0.	A copy of the Technical Plan of the Warehouse Building;

Appendix 1:1.	Plan of the Complex and Parking (General Layout Scheme);

Appendix 1:2.	Architectural and Planning Concept;

Appendix 1:3.	Technical Specification;

Appendix 2.	Premises Area Measurements;

Appendix 3.	Insurance;

Appendix 4.	Operating Expenses:

Appendix 5.	Lessee’s Works;

Appendix 6:1.	Access Certificate form;

Appendix 6:2.	Acceptance Certificate for the Premises Form;

Appendix 6:3.	Supplementary Agreement form;

Appendix 7.	Variable Part of the Lease Payment;

Appendix 8.	Security, Bank Guarantee. Security Payment;

Appendix 9.	Complex Rules;

Appendix 10.	Certificate of Delineation of Operational Responsibility;

Appendix 11.	Construction Readiness of Premises for the Execution of Access Certificates;

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Appendix 12.	Major Defects of the Premises, Impeding the Execution of the Acceptance Certificate for the Premises for Lease;

Appendix 13.	Parties Cooperation Plan;

Appendix 14.	Areas of Access to the Premises.

19.	LEGAL ADDRESSES, BANK DETAILS AND SIGNATURES OF THE PARTIES

The Lessor:	The Lessee:

Managing Company A-Class Capital (Fiduciary Manager of Combined Closed-End Investment Fund PNK Development)	Internet Solutions Limited Liability Company

Address:	Address:

PO Box 283, 22, building 2, Kutuzovskiy Prospect, Moscow, 121151	10, Premise I, Floor 41, Office 6, Presnenskaya Naberezhnaya, Moscow, 123112

Bank details:	Bank details:

...	...

Attorney in Fact:	General Director:

/signature/: E.V. Vyun	/signature/: A.A. Shulgin

/Seal/: Managing Company A-Class Capital	/Seal/: Internet Solutions Limited Liability Company, Reg. No. 103588

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October 8, 2020

Managing Company A-Class Capital

(Fiduciary Manager of Combined Closed-End Investment Fund PNK Development)

and

Internet Solutions Limited Liability Company

SUPPLEMENTARY AGREEMENT No. 1

TO LONG-TERM LEASE AGREEMENT NO. IR-14688/20 DATED APRIL 29, 2020

Moscow

(1)

Managing Company A-Class Capital (Fiduciary Manager of Combined Closed-End Investment Fund PNK Development), a legal entity founded and existing under the laws of the Russian Federation, registered with Interdistrict Inspectorate of the Federal Tax Service No. 46 for Moscow on December 09, 2010 under OGRN 1177746042836, INN 7703422263, KPP 770301001, having a license for management of investment funds, mutual investment funds and private pension funds No. 21-000-1-01006 dated June 09, 2017, issued by the Central Bank of the Russian Federation on June 09, 2017, located at 6 bldg 2, Floor 19, premise I, Office 7, Presnenskaya Naberezhnaya, Moscow, 123112, represented by Roman Flaritovich Shaynurov, acting under Power of Attorney no. 77 AG 3415766 dated June 23, 2020, certified by A.Ye. Yakubovsky, temporarily acting as Notary Public of Moscow V.O. Baklanova, entered in the registry under No. 77/714-n/77-2020-1 -671 (hereinafter referred to as the “Lessor”), on the one part, and

(2)

Internet Solutions Limited Liability Company, a legal entity founded and existing under the laws of the Russian Federation, registered with Interdistrict Inspectorate of the Federal Tax Service No. 46 for Moscow on January 01, 2008 under OGRN 1027739244741, INN 7704217370, KPP 770301001, located at 10, premise I, Floor 41, Office 6, Presnenskaya Naberezhnaya, Moscow, 123112, represented by Alexander Vladimirovich Geil (Russian passport series 65 04 No. 594045 issued on September 25, 2003 by Berezovsky Municipal Internal Affairs Department for the Sverdlovsk Region, unit code 662-017, registered at 16, Apt 252, Gagarina Str., Berezovsky, Sverdlovsk Region), acting under Power of Attorney No. 77 AG 4342333 dated June 17, 2020, certified by Yuliya Vladimirovna Krylova, Notary Public of Moscow, entered in the registry under No.77/719-n/77-2020-1-1182 (hereinafter referred to as the Lessee), on the other part, hereinafter collectively referred to as the “Parties” and individually — as a “Party”, taking into account that:

•

The Parties have executed this long-term lease agreement for lease of a warehouse building located on a land plot at Tolmachevsky Village Council Municipality, Novosibirsk District, Novosibirsk Region; the land plot is located in the central part of cadastral block 54:19:034102 No. IR-14688/20 dated April 29, 2020 (hereinafter referred to as the “Agreement”);

•

Pursuant to Clause 3.1 of the Agreement, the Parties signed Access Certificate No. 1 dated June 09, 2020, Access Certificate No. 2 dated June 30, 2020, Access Certificate No. 3 dated July 02, 2020, Access Certificate No. 4 dated August 01, 2020 and Access Certificate No. 5 dated August 15, 2020 (hereinafter collectively referred to as “Access Certificates”), according to which the Lessor granted the Lessee with access to the respective areas of premises for performance by the Lessee of the Lessee’s Works;

•

Pursuant to Clause 3.4 of the Agreement, starting from the date of signing of the first Access Certificate, the Lessee shall pay to the Lessor the Operating Expenses to be paid by the Lessee to the Lessor in the amount stipulated as per subclause 5.1.3 of the Agreement, as well as expenses equal to the Variable Part of the Lease Payment in accordance with the procedure determined in subclause 3.4.2 of the Agreement;

•	The Lessee intends to commence actual performance of the Lessee’s Works in the areas made available to it under Access Certificates from August 1, 2020;

The Parties have hereby executed Supplementary Agreement No. I (hereinafter referred to as the “Supplementary Agreement”) to the Agreement as to the following:

    2

1.    SUBJECT MATTER OF THE SUPPLEMENTARY AGREEMENT

1.1.	The Parties have agreed to amend the Agreement as follows:

1.1.1.	Amend Clause 3.4 of the Agreement to read as follows:

“3.4.	From August 1, 2020 and to the Starting Date of the Lease Period, the Lessee shall pay/compensate to the Lessor the following expenses in respect of the Premises:”.

1.1.2.	Amend subclause 3.4.1 of the Agreement to read as follows:

“3.4.1. Operating expenses to be paid by the Lessee to the Lessor in the amount determined as per subclause 5.1.3 of the Agreement on a monthly basis not later than the first business day of the month, for which the payment is effected. In this regard, the Parties agree that payment of Operating Expenses for August and September of 2020 shall be effected by the Lessee within five (5) business days of the date of signing by the Parties of the Supplementary Agreement and the Acceptance Certificate (for the Premises);”.

1.1.3.	Amend paragraph 4, subclause 3.4.2.1 of the Agreement to read as follows:

“The meter readings shall be taken by the Lessor on the 1st day of each month of access, starting from August 01, 2020. The Lessee may be present during taking the meter readings, and raise objections. During the Access Period, starting from August 01, 2020, the meter readings shall be reduced by the calculated amount of resources and power consumed by persons engaged by the Lessor to perform the Lessor’s Works. The Parties agreed that the amount of resources and power consumed by the persons engaged by the lessor to perform the Lessor’s Works, unless otherwise is proved, accounts for fifty percent (50%) of the total consumption of resources and power at the Premises during the access period.”.

1.1.4.	Amend subclause 3.4.2.2 of the Agreement to read as follows:

“3.4.2.2

The Variable Part of the Lease Payment for August 2020 in the amount of RUB seventy-eight thousand seven hundred forty-eight and seventy-six kopecks (78,748.76) including VAT shall be paid by the Lessee to the Lessor within five (5) business days of the date of signing by the Parties of the Supplementary Agreement and the Acceptance Certificate (for the Premises). During the first two (2) months of the access date, starting from August 1, 2020, the estimated value of RUB twenty (20) per one (1) sq.m. of the Leased Area of the Premises, excluding VAT (based on which 80% of the advance payment of the Variable Part of the Lease Payment is calculated) is used in calculation of the advance payment instead of the data specified in subclause 3.4.2.1.”.

2.    MISCELLANEOUS

2.1.	Unless otherwise expressly provided by this Supplementary Agreement, all the capitalized terms used in this Supplementary Agreement have the meanings assigned to such terms in the Agreement.

2.2.	The remaining conditions of the Agreement, not covered by this Supplementary Agreement, shall remain unchanged, and the Parties acknowledge their obligations thereunder.

2.3.	In all other matters not stipulated in this Supplementary Agreement, the Parties shall be governed by the provisions of the Agreement and the laws of the Russian Federation.

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2.4.

This Supplementary Agreement shall come into force from the moment of its signing by authorized representatives of the Parties and form an integral part of the Agreement; and the Parties additionally agreed that, in accordance with Article 425 (2) of the Civil Code of the Russian Federation, the conditions of this Supplementary Agreement shall apply to the relations between the Parties, arising from April 29, 2020.

2.5.	This Supplementary Agreement shall be filed for state registration by the Parties simultaneously with filing of the Agreement for state registration.

2.6.	This Supplementary Agreement is executed in three (3) identical and equally valid copies, one (1) copy for each of the Parties and one for the registration authority.

3.    ADDRESSES, BANK DETAILS AND SIGNATURES OF THE PARTIES

The Lessor:	The Lessee:

Managing Company A-Class Capital (Fiduciary Manager of Combined Closed-End Investment Fund PNK Development)	Internet Solutions Limited Liability Company

Address:	Address:

6 bldg 2, Premise I, Floor 19, Office 7, Presnenskaya Naberezhnaya, Moscow, 123112	10, Premise I, Floor 41, Office 6, Presnenskaya Naberezhnaya, Moscow, 123112

Bank details:	Bank details:

...	...

Attorney in Fact /signature/ /R.F. Shaynurov/	Attorney in Fact /signature/ /A.V.Geil/

/seal: Managing Company A-Class Capital INN 7703422263 OGRN 1177746042836 MOSCOW/	/Seal: Internet Solutions Limited Liability Company, Reg. No. 103588, Moscow/

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